Exhibit 10.2

364-DAY BRIDGE CREDIT AGREEMENT

among

COMCAST CORPORATION

The Financial Institutions Party Hereto

Bank OF AMERICA, N.A.,
as Administrative Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

Dated as of April 25, 2018

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

AND WELLS FARGO SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

SECTION 1 DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Use of Certain Terms	23
1.03 Accounting Terms	23
1.04 Rounding	24
1.05 Exhibits and Schedules	24
1.06 References to Agreements and Laws	24
1.07 Pro Forma Calculations	24
1.08 Rates	25
SECTION 2 THE COMMITMENTS AND EXTENSIONS OF CREDIT	25
2.01 Amount and Terms of Commitments	25
2.02 Procedure for Borrowings	25
2.03 [Reserved]	26
2.04 [Reserved]	26
2.05 Reduction or Termination of Commitments	26
2.06 Prepayments and Repayments of Loans	27
2.07 Documentation of Loans	27
2.08 Continuation Option	28
2.09 Interest	29
2.10 Fees	29
2.11 Computation of Interest and Fees	29
2.12 Making Payments	30
2.13 Funding Sources	31
2.14 Defaulting Lenders	31
2.15 Increase in Aggregate Commitments	31
SECTION 3 TAXES, YIELD PROTECTION AND ILLEGALITY	32
3.01 Taxes	32
3.02 Illegality	34
3.03 Inability to Determine Eurodollar Rates	35
3.04 Increased Cost and Reduced Return; Capital Adequacy	36
3.05 Breakfunding Costs	37
3.06 Matters Applicable to all Requests for Compensation	37
3.07 Survival	37
SECTION 4 CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT	38
4.01 Conditions Precedent to Effective Date	38
4.02 Conditions Precedent to Borrowings	39
4.03 Determinations Under Sections 4.01 and 4.02	39

i

Page

4.04 Actions by Lenders During Certain Funds Period	39
SECTION 5 REPRESENTATIONS AND WARRANTIES	40
5.01 Existence and Qualification; Compliance with Laws	40
5.02 Power; Authorization; Enforceable Obligations	40
5.03 No Legal Bar	41
5.04 Financial Statements; No Material Adverse Effect	41
5.05 Litigation	41
5.06 Use of Proceeds	41
5.07 Anti-Corruption Laws and Sanctions	41
5.08 Target Acquisition Documents	42
SECTION 6 AFFIRMATIVE COVENANTS	42
6.01 Financial Statements	42
6.02 Certificates, Notices and Other Information	42
6.03 Payment of Taxes	43
6.04 Preservation of Existence	44
6.05 Compliance With Laws	44
6.06 Inspection Rights	44
6.07 Keeping of Records and Books of Account	44
6.08 Designation of Unrestricted Subsidiaries	44
6.09 Anti-Corruption Laws and Sanctions	45
6.10 Guarantors	45
6.11 Scheme and Offer	45
SECTION 7 NEGATIVE COVENANTS	46
7.01 Liens	46
7.02 Non-Guarantor Subsidiary Indebtedness	47
7.03 Fundamental Changes	47
7.04 ERISA	48
7.05 Anti-Corruption Laws and Sanctions	48
7.06 Financial Covenant	48
7.07 Scheme and Offer	48
SECTION 8 EVENTS OF DEFAULT AND REMEDIES	49
8.01 Events of Default	49
8.02 Remedies Upon Event of Default	50
8.03 Clean-Up Period	51
SECTION 9 THE AGENTS	51
9.01 Appointment	51
9.02 Delegation of Duties	52
9.03 Exculpatory Provisions	52
9.04 Reliance by Administrative Agent	52

ii

Page

9.05 Notice of Default	52
9.06 Non-Reliance on Agents and Other Lenders	53
9.07 Indemnification	53
9.08 Agent in Its Individual Capacity	53
9.09 Successor Administrative Agent	54
9.10 Syndication Agent	54
9.11 Certain ERISA Matters	54
SECTION 10 MISCELLANEOUS	56
10.01 Amendments; Consents	56
10.02 Requisite Notice; Electronic Communications	57
10.03 Attorney Costs and Expenses	59
10.04 Binding Effect; Assignment	59
10.05 Set-off	61
10.06 Sharing of Payments	62
10.07 No Waiver; Cumulative Remedies	62
10.08 Usury	63
10.09 Counterparts, Electronic Execution of Assignments and Certain Other Documents	63
10.10 Integration	63
10.11 Nature of Lenders’ Obligations	64
10.12 Survival of Representations and Warranties	64
10.13 Indemnity by Borrower	64
10.14 Nonliability of Lenders	65
10.15 No Third Parties Benefitted	66
10.16 Severability	66
10.17 Confidentiality	66
10.18 Headings	67
10.19 Time of the Essence	67
10.20 Status of Lenders and Administrative Agent	67
10.21 Removal and Replacement of Lenders	69
10.22 Governing Law; Submission to Jurisdiction; Waivers	69
10.23 Waiver of Right to Trial by Jury	70
10.24 USA PATRIOT Act	70
10.25 Judgment Currency	70
10.26 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	71

iii

EXHIBITS
A	Form of Guarantee Agreement
B	Form of Request for Extension of Credit
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	[Reserved]
F-1	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
F-2	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
F-3	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
F-4	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
G	Form of Target Acquisition Certificate
SCHEDULES
A	Asset Monetization Transactions
2.01	Commitments
6.08	Unrestricted Subsidiaries
10.02	Addresses for Notices

iv

364-DAY BRIDGE CREDIT AGREEMENT

This 364-DAY BRIDGE CREDIT AGREEMENT is entered into as of April 25, 2018, by and among Comcast Corporation, a Pennsylvania corporation (“Borrower”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), Bank OF AMERICA, N.A., as Administrative Agent, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, “Syndication Agent”).

RECITALS

WHEREAS, Borrower has requested that the Lenders and Administrative Agent provide the Bridge Facility (as defined below), and the Lenders and Administrative Agent are willing to do so on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.01       Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Condition” means, with respect to an Offer, the condition set forth in the Offer Documents with respect to the number of acceptances to an Offer which must be secured to declare such Offer unconditional as to acceptances which shall be more than 50% of the Target shares carrying voting rights.

“Acquisition” means (a) any purchase or other acquisition of assets or series of related purchases or other acquisitions of assets by Borrower or any Restricted Subsidiary (including by way of asset or stock purchase, swap or merger) other than from Borrower or any Restricted Subsidiary or (b) the designation by Borrower of an Unrestricted Subsidiary as a Restricted Subsidiary.

“Acquisition Debt” means any Indebtedness of Borrower or any of its Restricted Subsidiaries (or an Unrestricted Subsidiary, so long as, in the good faith determination of Borrower, such Unrestricted Subsidiary is expected to become a Restricted Subsidiary in connection with the consummation of the applicable Material Acquisition) that has been issued for the purpose of financing, in whole or in part, the Target Acquisition or any other acquisition that is a Material Acquisition in accordance with clause (ii) of the definition thereof and any related transactions or series of related transactions in respect of the Target Acquisition or any other acquisition that is a Material Acquisition in accordance with clause (ii) of the definition thereof (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness of the Target Group or the Person(s) or assets to be acquired); provided that (a) the release of the proceeds thereof to Borrower and its Restricted Subsidiaries (or an Unrestricted Subsidiary, so long as, in the good faith determination of Borrower, such Unrestricted Subsidiary is expected to become a Restricted Subsidiary in connection with the consummation of such Material Acquisition) is contingent upon the consummation of the Target Acquisition or such Material Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for the Target Acquisition or such Material Acquisition is terminated prior to the consummation thereof or if the Target Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of Borrower and its Restricted Subsidiaries (or an Unrestricted Subsidiary, so long as, in the good faith determination of Borrower, such Unrestricted Subsidiary is expected to become a Restricted Subsidiary in connection with the consummation of such Material Acquisition) in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Indebtedness to be redeemed or prepaid if the Target Acquisition or such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for the Target Acquisition or such Material Acquisition is terminated in accordance with its terms prior to the consummation of the Target Acquisition or such Material Acquisition or the Target Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such Indebtedness is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted under the Loan Documents.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as Administrative Agent has designated by written notice to Borrower and Lenders.

“Administrative Agent-Related Persons” means Administrative Agent (including any successor agent), together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by Administrative Agent and submitted to Administrative Agent (with a copy to Borrower) duly completed by such Lender.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under direct or indirect common Control with, such Person.

“Agents” means the collective reference to Administrative Agent and Syndication Agent.

“Agent Parties” has the meaning set forth in Section 10.02(e)(ii).

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of such Lender’s Loans then outstanding and such Lender’s Commitments then in effect.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” means this 364-Day Bridge Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Agreement Currency” has the meaning set forth in Section 10.25(b).

“Announcement Date” has the meaning set forth in the definition of Certain Funds Period.

“Annualized EBITDA” means, at any date of determination, EBITDA for the two (2) fiscal quarter periods then most recently ended times two (2).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Amount” means the rate per annum, in basis points, set forth under the relevant column heading below based upon the applicable Debt Ratings:

Pricing Level	Debt Ratings S&P/Moody’s	Commitment Fee
1	≥ A+/A1	9.0
2	A/A2	9.0
3	A-/A3	9.0
4	BBB+/Baa1	11.0
5	≤ BBB/Baa2	11.0

		Initial Closing Date through 89 days after the Initial Closing Date	90 days after the Initial Closing Date through 179 days after the Initial Closing Date	180 days after the Initial Closing Date through 269 days after the Initial Closing Date	270 days after the Initial Closing Date and thereafter
Pricing Level	Debt Ratings S&P/Moody’s	Eurodollar Rate	Eurodollar Rate	Eurodollar Rate	Eurodollar Rate
1	≥ A+/A1	75.0	100.0	125.0	150.0
2	A/A2	87.5	112.5	137.5	162.5
3	A-/A3	100.0	125.0	150.0	175.0
4	BBB+/Baa1	112.5	137.5	162.5	187.5
5	≤ BBB/Baa2	125.0	150.0	175.0	200.0

As used in this definition, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of Borrower’s senior unsecured non-credit-enhanced long-term Indebtedness for borrowed money (the “Subject Debt”); provided that, solely for purposes of determining the Applicable Amount, if a Debt Rating is issued by each of S&P and Moody’s, then the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply. The Debt Ratings shall be determined from the most recent public announcement of any Debt Ratings or changes thereto. Any change in the Applicable Amount shall become effective on and as of the date of any public announcement of any Debt Rating that indicates a different Applicable Amount. If the rating system of S&P or Moody’s shall change, Borrower and Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of such amendment (which shall require the approval of Required Lenders), the Debt Rating shall be determined by reference to the rating most recently in effect prior to such change. If and for so long as either S&P or Moody’s (but not both) has ceased to rate the Subject Debt, then (x) if such rating agency has ceased to issue debt ratings generally, or if Borrower has used commercially reasonable efforts to maintain ratings from both S&P and Moody’s, the Debt Rating shall be deemed to be the Remaining Debt Rating and (y) otherwise, the Debt Rating shall be deemed to be one Pricing Level below the Remaining Debt Rating. If and for so long as both S&P and Moody’s have ceased to rate the Subject Debt, then (x) if S&P and Moody’s have ceased to issue debt ratings generally, the Debt Rating shall be the Debt Rating most recently in effect prior to such event and (y) otherwise, the Debt Rating will be the Debt Rating at Pricing Level 5. For the purpose of the foregoing, “Remaining Debt Rating” means, at any time that one of S&P or Moody’s, but not both, is rating the Subject Debt, the rating assigned by such rating agency from time to time.

“Applicable Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of the relevant Interest Period, any date that such Loan is prepaid in whole or in part and the maturity date of such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, interest shall also be paid on the Business Day which falls every three months after the beginning of such Interest Period; and (b) as to any other Obligations, the last Business Day of each calendar quarter and the maturity date of such Obligation, except as otherwise provided herein.

“Applicable Percentage” means as to any Lender at any time, the percentage which the sum of such Lender’s undrawn Commitment and the aggregate principal amount of such Lender’s Loans then outstanding in respect of the Commitments constitutes of the aggregate principal amount of the sum of the undrawn Commitments and the Loans then outstanding in respect of Commitments.

“Applicable Time” means New York City time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of MLPFS (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and WFS, in its respective capacity as a Joint Lead Arranger and Joint Bookrunner hereunder (collectively, the “Arrangers”).

“Asset Monetization Transactions” has the meaning set forth in the definition of Consolidated Total Indebtedness.

“Asset Sale” means any non-ordinary course asset sale or other disposition of property by Borrower or any of its Domestic Restricted Subsidiaries (including the issuance or sale of stock of any Subsidiary) to any Person other than Borrower or any Subsidiary; provided that any such sales or other dispositions of assets or property generating Net Cash Proceeds not exceeding $250,000,000 for any single transaction or series of related transactions or $1,000,000,000 in the aggregate after the Effective Date shall not constitute Asset Sales.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Borrower.

“Assuming Lender” has the meaning set forth in Section 2.15(b).

“Attorney Costs” means the reasonable and documented or invoiced fees and disbursements of a law firm or other external counsel.

“Attributable Indebtedness” means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Indebtedness shall be the lesser of the Attributable Indebtedness determined assuming termination on the first date such lease may be terminated (in which case the Attributable Indebtedness shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date on which it may be so terminated) or the Attributable Indebtedness determined assuming no such termination.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bidco” means a wholly-owned Subsidiary of Borrower formed for the purpose of acquiring all or a portion of the Target shares as set forth in the Offer Document.

“BLR Group” means: (i) Brian L. Roberts (“BLR”); (ii) his wife; (iii) a lineal descendant of BLR; (iv) the estate of BLR; (v) any trust of which at least one of the trustees is any one or more of BLR, his wife and his lineal descendants, or the principal beneficiaries of which are any one or more of BLR, his wife and his lineal descendants; (vi) any Person which is Controlled by any one or more of the foregoing; and (vii) any group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of which any of the foregoing is a member.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” and “Borrow” each mean a borrowing of Loans hereunder.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Bridge Facility” means the Commitments and the Extensions of Credit made hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or in London are authorized or required by law to close, and, if the applicable Business Day relates to a Eurodollar Rate Loan, any such day on which dealings are carried out in the applicable offshore Dollar market; provided that the term “Business Day”, when used in connection with any Eurodollar Rate Loan, shall also exclude any day on which banks are not open for dealings in Sterling deposits in the London interbank market.

“Cable Subsidiary” means a Subsidiary of Borrower (a) that operates a cable communications business or (b) whose sole purpose is to directly or indirectly own or hold an investment in another Person that operates a cable communications business

“Certain Funds Period” means the period from and including the Effective Date to and including the first to occur of:

(a) 11:59 p.m. (New York City time) on the first to occur of (i) the date that is 15 months from the issuance of the initial Rule 2.7 Announcement (the date of such issuance, the “Announcement Date”) and (ii) September 30, 2019;

(b) 11:59 p.m. (New York City time) on the date upon which an Offer lapses, terminates or is withdrawn (unless, within ten Business Days of such date, Borrower has notified Administrative Agent that it intends to launch a Scheme or a new Offer and a Rule 2.7 Announcement in respect of that Scheme or Offer, as applicable, is issued;

(c) 11:59 p.m. (New York City time) on the date which is twenty-one (21) days after the later of (i) the date on which an Offer has become or has been declared unconditional in all respects and (ii) the date on which an Offer has closed for acceptances (unless, in each case, compulsory squeeze-out procedures for the acquisition of minority shareholdings in the Target pursuant to Part 28 of the Companies Act (“Compulsory Acquisition Procedures”) have commenced before such date);

(d) 11:59 p.m. (New York City time) on the date on which the Target becomes a direct or indirect wholly-owned Subsidiary of Borrower and Borrower has paid all sums due pursuant to or in connection with, the Target Acquisition and any surrender or cancellation of options or awards over the shares of the Target;

(e) if the Target Acquisition is effected by way of a Scheme, 11:59 p.m. (New York City time) on the date falling 14 days after the Scheme Effective Date or, if later, the date immediately following any extension of the period for settlement of consideration provided by the Panel pursuant to the Takeover Code; and

(f) 11:59 p.m. (New York City time) on the date upon which a Scheme lapses, terminates or is withdrawn (or the same is rejected by the High Court or is not approved by the requisite shareholders of the Target (unless, within ten Business Days of such date, Borrower has notified Administrative Agent that it intends to launch an Offer and a Rule 2.7 Announcement in respect of that Offer is issued).

“Certain Funds Termination Date” means the date that is the last day of the Certain Funds Period.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder, as in effect on the date hereof), other than the BLR Group, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower; or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were not directors of Borrower on the date of this Agreement or nominated or appointed or approved by the board of directors of Borrower (or by the Nominating Committee of such board).

“Clean-Up Period Termination Date” means the date that is 120 days after the Final Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Comcast Cable” means Comcast Cable Communications, LLC, a Delaware limited liability company.

“Commitment” means, for each Lender, the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party to this Agreement, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement (collectively, the “Commitments”). As of the Effective Date, the aggregate amount of the Commitments of all Lenders is £16,000,000,000.

“Commitment Date” has the meaning set forth in Section 2.15(b).

“Commitment Increase” has the meaning set forth in Section 2.15(a).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by Administrative Agent or any Lender by means of electronic communications pursuant to Section 10.02(e), including through an Electronic System.

“Companies Act” means the Companies Act 2006 of the United Kingdom, as amended.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C, properly completed and signed by a Responsible Officer of Borrower.

“Compulsory Acquisition Procedures” has the meaning set forth in the definition of Certain Funds Period.

“Consolidated Net Tangible Assets” means, at any time, total assets minus (a) all franchise rights, goodwill, and other intangible assets, net of accumulated amortization and (b) all current liabilities (other than current portion of long-term debt), in each case appearing on the consolidated balance sheet of Borrower and its consolidated Subsidiaries most recently delivered (prior to such time) pursuant to Section 6.01(a) or, at any time prior to the initial delivery of such consolidated balance sheet pursuant to Section 6.01(a), the consolidated balance sheet of Borrower and its consolidated Subsidiaries as set forth in Borrower’s annual report most recently filed on Form 10-K with the U.S. Securities and Exchange Commission.

“Consolidated Total Indebtedness” means, as of any date of determination, the total Indebtedness for borrowed money of Borrower and its Restricted Subsidiaries and Guaranty Obligations of Borrower and its Restricted Subsidiaries in respect of Indebtedness for borrowed money, determined on a consolidated basis in accordance with GAAP, but excluding, to the extent constituting Indebtedness for borrowed money or Guaranty Obligations in respect of Indebtedness for borrowed money, Indebtedness of Borrower and its Restricted Subsidiaries arising from (A) the asset monetization transactions set forth on Schedule A and any extensions, renewals or replacements thereof and (B) any asset monetization transactions which are recourse only to the assets so monetized and are done on substantially similar terms to the asset monetization transactions set forth on Schedule A (collectively, “Asset Monetization Transactions”).

“Continuation” and “Continue” mean, with respect to any Eurodollar Rate Loan, the continuation of such Eurodollar Rate Loan as a Eurodollar Rate Loan on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Debt Issuance” means the incurrence of Indebtedness for borrowed money by Borrower or any of its Domestic Restricted Subsidiaries, other than (a) any Indebtedness of Borrower or any of its Domestic Restricted Subsidiaries owing to Borrower or any of its Subsidiaries, (b) borrowings under the Revolving Credit Agreement or any revolving facility entered into to refinance or replace the Revolving Credit Agreement, (c) any other ordinary course borrowings under working capital, letter of credit or overdraft facilities, (d) issuances of commercial paper and any refinancings thereof, (e) purchase money Indebtedness, (f) Indebtedness with respect to capital leases, (g) borrowings under the Term Loan Credit Agreement in an aggregate principal amount not to exceed £7,000,000,000, (h) any refinancing of Indebtedness of Borrower or its Subsidiaries that (i) is callable or matures prior to the date that is 27 months after the Announcement Date, (ii) constitutes (x) refinanced term loans (including, without limitation, the Loans (as defined in the Term Loan Credit Agreement)) or (y) Indebtedness of Unrestricted Subsidiaries (including Indebtedness of Unrestricted Subsidiaries that may be incurred or guaranteed by Borrower or a Restricted Subsidiary (or, for the avoidance of doubt, refinanced at such Person)) or (iii) occurs within six months of the maturity of the Indebtedness being refinanced (in each case of this clause (h), including the payment of any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon)), (i) Indebtedness in an aggregate principal amount not to exceed $1,000,000,000 to fund Acquisitions or other investments committed to after March 28, 2018, (j) Indebtedness with respect to contractual obligations in existence on the Effective Date and (k) other Indebtedness in an aggregate principal amount not to exceed $1,000,000,000.

“Debt Rating” has the meaning set forth in the definition of Applicable Amount.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to 2% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.09(a), in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that has (a) failed to fund its portion of any Borrowing within three Business Days of the date on which it shall have been required to fund the same (or, in the case of any Borrowing on the Initial Closing Date, on the Initial Closing Date), (b) notified Borrower, Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under agreements in which it commits to extend credit, (c) failed, within three Business Days after written request by Administrative Agent (which request shall, in any event, be made promptly upon request by Borrower), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by Administrative Agent, (d) otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e)(i) been (or has a parent company, including any intermediate parent company, that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a Bail-in Action or a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company, including any intermediate parent company, that has become the subject of a Bail-in Action or a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such Bail-in Action or bankruptcy proceeding or appointment, unless in the case of any Lender referred to in this clause (e) Borrower and Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder or (f) has otherwise become a “defaulting” lender generally in credit agreements to which it is a party (as reasonably determined by Administrative Agent in consultation with Borrower). For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority.

“Disposition” means (a) any sale, transfer or other disposition of assets or series of sales, transfers or other disposition of assets by Borrower or any Restricted Subsidiary (including by way of asset or stock sale, swap or merger) other than to Borrower or any Restricted Subsidiary or (b) the designation by Borrower of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Dollar” and “$” means lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDA” means, with respect to any Person or any income generating assets, for any period, an amount equal to (a) the operating income of such Person or generated by such assets calculated in accordance with GAAP adjusted to exclude gains and losses from unusual or extraordinary items, plus (b) depreciation, amortization and other non-cash charges to operating income, in each case for such period, minus (c) any cash payments made during such period in respect of any non-cash charges to operating income accrued during a prior period and added back in determining EBITDA during such prior period pursuant to clause (b) above, plus (d) corporate overhead expenses incurred by Borrower in an aggregate amount not to exceed $100,000,000 for any fiscal year of Borrower, plus (e) any and all

Transaction Costs incurred by Borrower and/or its Restricted Subsidiaries (in each case whether paid in cash or accrued).

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the U.S. Securities and Exchange Commission in electronic format.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date upon which all the conditions precedent in Section 4.01 have been satisfied or waived.

“Electronic System” means any electronic system, including email, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak, FpML messaging and any other Internet or extranet-based site.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; or (vii) any other Person approved by Administrative Agent and Borrower.

“Equity Interests” means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means any issuance by Borrower to any Person of Equity Interests of Borrower, other than (a) any issuance of Equity Interests pursuant to any employee stock plan or other benefit or employee incentive arrangement, (b) any issuance of Equity Interests among Borrower and its Subsidiaries, (c) any issuance by Borrower of Equity Interests as consideration for any Acquisition or any other acquisition or strategic initiative (including, without limitation, the Target Acquisition), (d) any issuance of Equity Interests pursuant to the exercise of options or warrants, (e) any issuance of Equity

Interests pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, (f) any issuance of options or warrants relating to its Equity Interests and (g) other issuances of Equity Interests in an amount not to exceed $500,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” with Borrower under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of Borrower or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by Borrower or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA), in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means:

(a)        for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other comparable commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Sterling deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)        if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the

Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” means a Loan bearing interest based on the Eurodollar Rate.

“Event of Default” means any of the events specified in Section 8.

“Existing Restricted Subsidiaries” means all Subsidiaries of Borrower in existence as such on March 28, 2018 and not designated as “Unrestricted Subsidiaries” pursuant to the terms of the Revolving Credit Agreement as of such date.

“Extension of Credit” means a Borrowing or Continuation of Loans and (collectively, the “Extensions of Credit”).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, or official agreement implementing an official intergovernmental agreement with respect to such sections or regulations.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent. If the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of March 28, 2018, by and among Borrower, MLPFS, Bank of America, WFS and Wells Fargo.

“Final Closing Date” means the first date on which the conditions set forth in clause (c) (unless Compulsory Acquisition Procedures have commenced before such date), (d) or (e) of the definition of Certain Funds Period shall have occurred.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles applied on a consistent basis (but subject to changes approved by Borrower’s independent certified public accountants).

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, including the Federal Communications Commission, (c) any state public utilities commission or other authority and any federal, state, county, or municipal licensing or franchising authority or (d) any court or administrative tribunal.

“Guarantee Agreement” means the Guarantee Agreement to be executed and delivered by each Guarantor, substantially in the form of Exhibit A.

“Guarantors” means Comcast Cable, NBCU and each Restricted Subsidiary that becomes a party to the Guarantee Agreement pursuant to Section 6.10 (in each case to the extent not released as contemplated by this Agreement).

“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of any other Person or (b) legally binding obligation of such Person to purchase or pay (or to advance or supply funds for the purchase or payment of) Indebtedness of any other Person, or to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or to maintain working capital, equity capital or other financial statement condition of such other Person so as to enable such other Person to pay such Indebtedness; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“High Court” means the High Court of Justice of England and Wales.

“Increase Date” has the meaning set forth in Section 2.15(a).

“Increased Commitment” has the meaning set forth in Section 2.15(b).

“Increasing Lender” has the meaning set forth in Section 2.15(b).

“Incremental Assumption Agreement” has the meaning set forth in Section 2.15(c).

“Indebtedness” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of others, (g) all capital lease obligations of such Person, (h) all Attributable Indebtedness under Sale-Leaseback Transactions under which such Person is the lessee and (i) all obligations of such Person as an account party in respect of outstanding letters of credit (whether or not drawn) and bankers’ acceptances; provided, however, that Indebtedness shall not include (i) trade accounts payable arising in the ordinary course of business and (ii) deferred compensation; provided, further, that in the case of any obligation of such Person which is recourse only to certain assets of such Person, the amount of such Indebtedness shall be deemed to be equal to the lesser of the amount of such Indebtedness or the value of the assets to which such obligation is recourse as reflected on the balance sheet of such Person at the time of the incurrence of such obligation; and provided, further, that the amount of any Indebtedness described in clause (e) above shall be the lesser of the amount of the Indebtedness or the fair market value of the property securing such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.13.

“Indemnitees” has the meaning set forth in Section 10.13.

“Initial Closing Date” means the date upon which all the conditions precedent in Section 4.02 have been satisfied or waived with respect to the initial Borrowing of Loans hereunder and such initial Borrowing of Loans occurs.

“Interest Period” means, for each Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is disbursed or Continued as such Eurodollar Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (i) the scheduled maturity date of such Loan, or (ii) one, two, three, six or, if agreed to by each Lender, 12 months or periods less than one month, thereafter; provided that:

(i)       any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)       any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)       unless Administrative Agent otherwise consents, there may not be more than ten (10) Interest Periods for Eurodollar Rate Loans in effect at any time.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning set forth in Section 10.25(b).

“Laws” or “Law” means all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including, if consistent therewith, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof.

“Lender” means each lender from time to time party hereto and, subject to the terms and conditions of this Agreement, their respective successors and assigns (but not any purchaser of a participation hereunder unless otherwise a party to this Agreement).

“Lender Party” means any Agent or any Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on its Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify Administrative Agent and Borrower.

“Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date minus up to $1,000,000,000 of unrestricted cash and cash equivalents on the balance sheet of Borrower and its Restricted Subsidiaries on or as of such date to (b) Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis; provided that, at any time after (x) in connection with the Target Acquisition or with respect to any acquisition that is a Material Acquisition in accordance with clause (ii) of the definition thereof to which the United Kingdom City

Code on Takeovers and Mergers (or any comparable laws, rules or regulations in any other jurisdiction) applies, the date on which (i) the Rule 2.7 Announcement is issued in connection with the Target Acquisition or (ii) a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of such Material Acquisition (or the equivalent notice under such comparable laws, rules or regulations in such other jurisdiction) is issued or (y) in connection with any acquisition that is a Material Acquisition in accordance with clause (ii) of the definition thereof, the date a definitive agreement for such Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Debt as set forth in the definition of “Acquisition Debt”)), any Acquisition Debt to the extent the proceeds of such Acquisition Debt are held in escrow or held on the balance sheet of Borrower or any of its Restricted Subsidiaries (or an Unrestricted Subsidiary, so long as, in the good faith determination of Borrower, such Unrestricted Subsidiary is expected to become a Restricted Subsidiary in connection with the consummation of such Material Acquisition) shall be excluded from the determination of the Leverage Ratio.

“LIBOR” has the meaning set forth in the definition of Eurodollar Rate.

“LIBOR Screen Rate” means, the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other comparable commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning set forth in Section 3.03(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest (including any conditional sale or other title retention agreement, any financing lease or Sale-Leaseback Transaction having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable; provided that Liens shall not include ordinary and customary contractual set off rights.

“Loan” has the meaning set forth in Section 2.01(a) (collectively, the “Loans”).

“Loan Documents” means this Agreement, the Guarantee Agreement, each Note, each Incremental Assumption Agreement, each Request for Extension of Credit, each Compliance Certificate, each fee letter (including the Fee Letter) and each other instrument or agreement from time to time delivered by any Loan Party pursuant to this Agreement.

“Loan Parties” means Borrower and each of its Subsidiaries that is a party to a Loan Document.

“Major Event of Default” means an Event of Default arising from any of the following with respect to Borrower and the Guarantors only (and not, for the avoidance of doubt, (a) in relation to any other Subsidiary of Borrower or the Target Group or (b) in respect of any obligation to procure any action by any other Subsidiary of Borrower or the Target Group):

(i)       any circumstance constituting an Event of Default under Section 8.01(a);

(ii)       any circumstance constituting an Event of Default under Section 8.01(b);

(iii)       any circumstance constituting an Event of Default under Section 8.01(c), but solely as it relates to the failure to perform or observe any of covenants set forth in Section 7.03 (Fundamental Changes);

(iv)       any circumstance constituting an Event of Default under Section 8.01(d), but solely as it relates to the failure to perform or observe any of the covenants set forth in Section 6.04 (Preservation of Existence) but only insofar as it refers to “existence” therein, 6.11(a) and (c)(ii) (only) (Scheme and Offer), 7.01 (Liens), 7.05 (Anti-Corruption Laws and Sanctions) or 7.07 (Scheme and Offer);

(v)       any circumstance constituting an Event of Default under Section 8.01(e), but solely as it relates to the inaccuracy of any representation or warranty set forth in Section 5.01 (Existence and Qualification; Compliance with Laws), 5.02 (Power; Authorization; Enforceable Obligations), 5.03(a)(i), (ii) and (iii) (No Legal Bar) (but only in respect of Section 5.03(iii) with respect to any Contractual Obligation that is Indebtedness for borrowed money incurred or issued by a Loan Party in an aggregate principal amount equal to or greater than the Threshold Amount), 5.06 (Use of Proceeds) (solely with respect to the second sentence thereof) or 5.08 (Target Acquisition Documents);

(vi)       any circumstance constituting an Event of Default under Section 8.01(g); and

(vii)       any circumstance constituting an Event of Default under Section 8.01(i) (but excluding, in relation to involuntary proceedings, any Event of Default caused by a frivolous or vexatious (and, in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered).

“Material Acquisition” means any Acquisition (the “Subject Acquisition”) (i) made at a time when the Leverage Ratio is in excess of 4.5 to 1.0 or (ii) that has an Annualized Acquisition Cash Flow Value (as defined below) for the period ended on the last day of the fiscal quarter most recently ended that is greater than five percent (5%) of the Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, for the same period. The “Annualized Acquisition Cash Flow Value” is an amount equal to (a) the Annualized EBITDA of the assets comprising the Subject Acquisition less (b) the Annualized EBITDA of any assets disposed of by Borrower or any Restricted Subsidiary (other than to Borrower or any Restricted Subsidiary) in connection with the Subject Acquisition.

“Material Adverse Effect” means any set of circumstances or events which (a) has or would reasonably be expected to have a material adverse effect upon the validity or enforceability against Borrower or any Guarantor that is a Significant Subsidiary of any Loan Document or (b) has had or would reasonably be expected to have a material adverse effect on the ability of Borrower and Guarantors, taken as a whole, to perform their payment obligations under any Loan Document.

“Material Debt” means Indebtedness for borrowed money incurred or issued by Borrower in an aggregate principal amount equal to or greater than $500,000,000.

“Material Disposition” means any Disposition (the “Subject Disposition”) (i) made at a time when the Leverage Ratio is in excess of 4.5 to 1.0 or (ii) that has an Annualized Disposition Cash Flow Value (as defined below), for the period ended on the last day of the fiscal quarter most recently ended that is greater than five percent (5%) of the Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, for the same period. The “Annualized Disposition Cash Flow Value” is an amount equal to (a) the Annualized EBITDA of the assets comprising the Subject Disposition less (b) the Annualized EBITDA of any assets acquired by Borrower or any Restricted Subsidiary (other than from Borrower or any Restricted Subsidiary) in connection with the Subject Disposition.

“Materially Adverse Amendment” means a modification, amendment or waiver to or of the terms or conditions of any Target Acquisition Document that is, when compared to the terms and conditions that are included in the draft of the Rule 2.7 Announcement delivered pursuant to Section 4.01(c), materially prejudicial to the interests of the Lenders (taken as a whole), it being acknowledged that (a) a waiver of a pre-condition which then becomes a condition to be satisfied in connection with the Target Acquisition or an increase to the price of the Target Acquisition would not be materially prejudicial to the interests of the Lenders (taken as a whole), and (b) any modification, amendment or waiver required by the Takeover Code, the Panel, any other competent regulatory body or by a court of competent jurisdiction shall not be a Materially Adverse Amendment.

“Maturity Date” means the date that is 364 days following the Initial Closing Date.

“Minimum Amount” means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

Type of Action	Minimum Amount	Multiples in excess thereof
Borrowing, prepayment or Continuation of Loans	£10,000,000	£1,000,000
Reduction of Commitments	£15,000,000	£2,500,000
Assignments	£15,000,000	None

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities rating agency, such other nationally recognized securities rating agency agreed upon by Borrower and Administrative Agent and approved by Required Lenders.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any event, the cash proceeds actually received by Borrower or any of its Domestic Restricted Subsidiaries in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of the sum, without duplication, of (a) all fees and expenses incurred in connection with such event by Borrower and its Subsidiaries, (b) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale-Leaseback Transaction) of an asset, the amount of all payments required to be made by Borrower and its Subsidiaries as a result of such event to repay debt for borrowed money secured by a Lien on such asset and (c) the amount of all taxes paid (or reasonably estimated to be payable) by Borrower and its Subsidiaries, and the amount of any reserves established by Borrower and its Subsidiaries in accordance with GAAP or other applicable accounting standards to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by Borrower); provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon determination thereof, shall then constitute Net Cash Proceeds.

“New Commitment” has the meaning set forth in Section 2.15(b).

“NBCU” means NBCUniversal Media, LLC, a Delaware limited liability company.

“Non-Excluded Taxes” has the meaning set forth in Section 3.01(a).

“Notes” means the collective reference to any promissory note evidencing Loans.

“Obligations” means all advances to, and debts, liabilities, and payment obligations of, Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against Borrower.

“Offer” means a public offer by, or made on behalf of, Borrower in accordance with the Takeover Code and the provisions of the Companies Act for Borrower (or a Subsidiary thereof, including Bidco) to acquire all of the shares of the Target not owned, held or agreed to be acquired by Borrower (or a Subsidiary thereof, including Bidco).

“Offer Documents” means (a) any Offer Press Release, (b) any document published in accordance with the Takeover Code pursuant to which an Offer is made to the shareholders of the Target (including, without limitation, any revision to an Offer and any alternative Offer) and (c) any other document designated in writing as such by Borrower and Administrative Agent.

“Offer Press Release” means a press release announcing, in compliance with Rule 2.7, a firm intention to make an Offer or, as the case may be, a switch to an Offer in accordance with Section 8 of Appendix 7 to the Takeover Code.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Obligations” means, as of any date, and giving effect to making any Extension of Credit requested on such date and all payments, repayments and prepayments made on such date, (a) when reference is made to all Lenders, the aggregate outstanding principal amount of all Loans and (b) when reference is made to one Lender, the aggregate outstanding principal amount of all Loans made by such Lender.

“Panel” means The Panel on Takeovers and Mergers established in 1968 and designated as the supervisory authority in the United Kingdom to carry out certain regulatory functions in relation to takeovers pursuant to the EU Directive on Takeover Bids (2004/25/EC).

“Participant Register” has the meaning set forth in Section 10.04(d).

“PATRIOT Act” has the meaning set forth in Section 10.24.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Permanent Financing” means the issuance of debt securities by Borrower or a Subsidiary thereof, through a public offering or in a private placement, the proceeds of which are used (in whole or in part) to consummate the Target Acquisition or to replace or refinance some or all of the Loans.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning set forth in Section 6.02.

“Reference Statements” means (a) the audited consolidated financial statements of Borrower and its Subsidiaries for the most recent fiscal year ended prior to the Effective Date as to which such financial statements are available and (b) the unaudited interim consolidated financial statements of Borrower and its Subsidiaries for each quarterly period, if any, ended subsequent to the date of the financial statements referenced in clause (a) above and prior to the Effective Date as to which such financial statements are available.

“Refund Repayment Requirement” has the meaning set forth in Section 3.01(f).

“Register” has the meaning set forth in Section 2.07(b).

“Request for Extension of Credit” means, unless otherwise specified herein, with respect to a Borrowing or Continuation of Loans, a written request substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent and the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Required Lenders” means, as of any date of determination, Lenders (excluding any Lender that is a Defaulting Lender, until all matters that caused such Lender to be a Defaulting Lender have been remedied) holding more than 50% of the sum of (x) the unused Commitments at such time and (y) the aggregate principal amount of the Loans outstanding at such time.

“Requisite Notice” means a notice delivered in accordance with Section 10.02.

“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

Type of Action	Applicable Time	Date of Action
Delivery of Request for Extension of Credit for, or notice for, or determination of any LIBOR Screen Rate related to:
Borrowing, prepayment or Continuation of Loans	10:00 a.m.	3 Business Days prior to such prepayment, Borrowing or Continuation Determination of a LIBOR Screen Rate 11:00 a.m. (London Time) on the first Business Day of such requested Borrowing or Continuation
Voluntary reduction in or termination of Commitments	11:00 a.m.	3 Business Days prior to such reduction or termination
Payments by Lenders or Borrower to Administrative Agent	1:00 p.m.	On the date payment is due

“Responsible Officer” means, as to any Person, the president, any vice president, the controller, the chief financial officer, the treasurer or any assistant treasurer of such Person and, solely for purposes of notices given pursuant to Section 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document or certificate hereunder that is signed by a Responsible Officer of a particular Loan Party shall be conclusively presumed to have been authorized by all necessary corporate action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Group” means, collectively, Borrower and the Restricted Subsidiaries.

“Restricted Subsidiary” means each Subsidiary of Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Agreement” means that certain Credit Agreement dated as of May 26, 2016, by and among Comcast Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and Morgan Stanley MUFG Loan Partners, LLC (acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.), Wells Fargo and Mizuho Bank, Ltd., as co-documentation agents (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Rule 2.7” means Rule 2.7 of the Takeover Code.

“Rule 2.7 Announcement” means (in relation to a Scheme) a Scheme Press Release or (in relation to an Offer) an Offer Press Release.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global, Inc., or its successor, or if it is dissolved or liquidated or no longer performs the functions of a securities rating agency, such other nationally recognized securities rating agency agreed upon by Borrower and Administrative Agent and approved by Required Lenders.

“Sale-Leaseback Transaction” means any arrangement whereby Borrower or any Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom (b) any Person located, organized or resident in a Sanctioned Country (except any U.S. Person with a location in a Sanctioned Country pursuant to an OFAC license), or (c) any Person owned fifty percent or more or Controlled by any Person or Persons described in clause (a) or (b).

“Scheduled Unavailability Date” has the meaning set forth in Section 3.03(b).

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act between the Target and the holders of the Target shares in relation to the transfer of the entire issued share capital of the Target to Bidco (or another Subsidiary of Borrower) as contemplated by a Scheme Circular (as such Scheme Circular may be amended in accordance with the terms of this Agreement) as such Scheme may from time to time be amended, added to, revised, renewed or waived in accordance with this Agreement.

“Scheme Circular” means any circular to the shareholders of the Target to be issued by the Target setting out the proposals for any Scheme.

“Scheme Documents” means (a) any Scheme Press Release, (b) the Scheme Circular (if any) and (c) any other document designated in writing as such by Borrower and Administrative Agent.

“Scheme Effective Date” means the date on which a copy of the High Court order sanctioning a Scheme is duly filed on behalf of the Target with the Registrar of Companies in accordance with section 899 of the Companies Act.

“Scheme Press Release” means a press release to be issued by or on behalf of Borrower or the Target announcing, in compliance with Rule 2.7, a firm intention to make an offer which is to be implemented by means of a Scheme or, as the case may be, a switch to a Scheme in accordance with Section 8 of Appendix 7 of the Takeover Code.

“Significant Subsidiary” means (i) for so long as each shall remain a Guarantor hereunder, Comcast Cable and NBCU and (ii) any other Restricted Subsidiary whose Annualized EBITDA was greater than 5% of the Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, for the period of two fiscal quarters ended on the last day of the fiscal quarter most recently ended, or whose assets comprised more than 5% of the total assets of Borrower and its Restricted Subsidiaries, on a consolidated basis, as of the last day of the fiscal quarter most recently ended.

“Sterling” and “£” means lawful money of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Syndication Agent” has the meaning set forth in the introductory paragraph hereto.

“Takeover Code” means the City Code on Takeovers and Mergers (as amended) issued by the Panel.

“Target” means Sky plc, incorporated in England and Wales with registered number 02247735.

“Target Acquisition” means the acquisition by Borrower or one of its Subsidiaries (which may include Bidco) of at least a majority of the share capital of the Target. For the avoidance of doubt, the Target Acquisition may, at Borrower’s election, involve acquisition of greater than a majority of the share capital of the Target and may be consummated in several stages.

“Target Acquisition Certificate” means a certificate substantially in the form of Exhibit G, properly completed and signed by a Responsible Officer of Borrower.

“Target Acquisition Documents” means any Rule 2.7 Announcement, any Offer Documents, any Scheme Documents and any other document designated in writing by Borrower and Administrative Agent as a “Target Acquisition Document” from time to time.

“Target Group” means the Target and its Subsidiaries.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement dated as of April 25, 2018, by and among Comcast Corporation, the lenders party thereto, Bank of America, as administrative agent, and Wells Fargo, as syndication agent.

“Threshold Amount” means $500,000,000.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Borrower or any of its Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party and any Borrowings hereunder (at any time), (b) the execution, delivery and performance by each Loan Party of the Loan Documents (as defined in the Term Loan Credit Agreement) to which it is to be a party and the borrowing of the Loans (as defined in the Term Loan Credit Agreement) on the Initial Closing Date or at any time thereafter, (c) the execution, delivery and performance by each Loan Party of any amendments or modifications to the Revolving Credit Agreement undertaken in connection with the Target Acquisition and any other documents executed in connection with any such amendments or modifications, (d) any Permanent Financing transaction and/or the incurrence of any other interim financing for the Target Acquisition and any refinancing thereof, (e) the consummation of the Target Acquisition (including any acquisition of Target shares after the Initial Closing Date) and (f) the payment of the Transaction Costs.

“Unrestricted Subsidiary” means any Subsidiary of Borrower designated as an “Unrestricted Subsidiary” from time to time in accordance with Section 6.08. Until so designated, each Subsidiary of Borrower shall be a Restricted Subsidiary.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 10.20(a).

“Wells Fargo” means Wells Fargo Bank, National Association.

“WFS” means Wells Fargo Securities LLC.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02       Use of Certain Terms.

(a)       All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b)       As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

(c)       The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to the applicable Loan Document as a whole and not to any particular provision thereof. The term “including” is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

(d)       The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive.

1.03       Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time in the United States; provided that if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision, then (a) regardless of whether such any such notice is given before or after such change in GAAP or the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) Administrative Agent and Borrower shall negotiate in good faith to determine such adjustments and amendments to the applicable terms and definitions as to make them consistent with the intent hereof, and promptly upon Borrower and Administrative Agent reaching such agreement, Administrative Agent shall notify Lenders of such adjustments and amendments, which shall be conclusive and effective as amendments hereunder, unless Required Lenders object to such adjustments within 30 days of receipt of notice.

Each Compliance Certificate shall be prepared in accordance with this Section 1.03, except for the exclusion of Unrestricted Subsidiaries from the calculations therein. Notwithstanding anything to the contrary contained herein, references herein to “Borrower and its Restricted Subsidiaries on a consolidated basis” shall be deemed to refer to Borrower and its Restricted Subsidiaries without taking into account the results or financial position of any Unrestricted Subsidiary and without taking into account any interest of Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary. Without limiting the foregoing, for purposes of determining compliance with any provision of this Agreement and any related definitions, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in GAAP that becomes effective on or after the date hereof that would require operating leases to be treated similarly to capital leases, including as a result of the implementation of proposed ASU Topic 840, or any successor or similar proposal. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein.

1.04       Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.05       Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.06       References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.07       Pro Forma Calculations. For the purposes of calculating Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, for any period (a “Test Period”), (i) if at any time from the period commencing on the first day of such Test Period and ending on the last day of such Test Period (or, in the case of any pro forma calculation required to be made pursuant hereto in respect of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary that is a Material Disposition or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary that is a Material Acquisition, ending on the date such Material Disposition or Material Acquisition is consummated after giving effect thereto), Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Annualized EBITDA for such Test Period shall be reduced by an amount equal to the Annualized EBITDA (if positive) for such Test Period attributable to the assets which are the subject of such Material Disposition or increased by an amount equal to the Annualized EBITDA (if negative) for such Test Period attributable to such assets; (ii) if during such Test Period Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, for such Test Period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Indebtedness in connection therewith) as if such Material Acquisition (and the incurrence or assumption of any such Indebtedness) occurred on the first day of such Test Period; and (iii) if during such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have entered into any Material Disposition or Material Acquisition that would have required an adjustment pursuant to clause (i) or (ii) above if made by Borrower or a Restricted Subsidiary during such Test Period, Annualized EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis, for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Test Period. For the purposes of this section, whenever pro forma effect is to be given to a Material Disposition or Material Acquisition and the amount of income or earnings related thereto, the pro forma calculations shall be determined in good faith by a Responsible Officer of Borrower. Comparable adjustments shall be made in connection with any determination of Annualized EBITDA.

1.08       Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto; provided that the foregoing shall not apply to any liability arising out of the bad faith, willful misconduct or gross negligence of the Administrative Agent.

SECTION 2

THE COMMITMENTS AND EXTENSIONS OF CREDIT

2.01       Amount and Terms of Commitments.

(a)       Subject to the terms and conditions set forth in this Agreement, during the Certain Funds Period and prior to the Maturity Date, each Lender severally agrees to make and Continue loans (each such loan, a “Loan”) in Sterling to the Borrower in an aggregate amount not to exceed such Lender’s Commitment at such time. Loans borrowed pursuant to this Section 2.01(a) and repaid or prepaid may not be reborrowed. Upon the making of any Loan by a Lender, such Lender’s Commitment shall be permanently reduced by the principal amount of such Loan.

(b)       Notwithstanding the foregoing, the Loans hereunder shall be available to be drawn on no more than three occasions (in the aggregate) during the Certain Funds Period; provided that in the event that any Lender shall have failed to make any Loan required to be made by it under Section 2.01, and the Borrower shall request an additional borrowing of Loans, the Borrower shall not be deemed to have requested an additional Borrowing.

2.02       Procedure for Borrowings.

(a)       Borrower may request a Borrowing of Loans in a Minimum Amount therefor by (A) telephone, or (B) delivering a Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Request for Extension of

Credit. All Borrowings shall constitute Eurodollar Rate Loans. Requests for Borrowings may be made contingent on the closing of the Target Acquisition (or a portion of the Target Acquisition).

(b)       Following receipt of a Request for Extension of Credit, Administrative Agent shall promptly notify each Lender by Requisite Notice of its Applicable Percentage thereof. Each Lender (subject to clause (d) below) shall make the funds for its Loan available to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction of the applicable conditions set forth in Section 4.02, all funds so received shall be made available to Borrower in like funds received.

(c)       The failure of any Lender to make any Loan on any date shall not relieve any other Lender of any obligation to make a Loan on such date, but the Commitments of the Lenders are several and no Lender shall be responsible for the failure of any other Lender to so make its Loan. Borrower shall have the right to replace any Lender which fails to make a Loan when obligated to do so in accordance with Section 10.21.

(d)       Each Lender may, at its option, make any Loan available to Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement; provided, further that, for the avoidance of doubt, Borrower shall not be required to pay a greater amount under the increased costs provisions (including yield protection and taxes) of Section 3 hereof than it would have paid in the absence of the exercise of such option.

2.03       [Reserved].

2.04       [Reserved].

2.05       Reduction or Termination of Commitments.

(a)       Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce or terminate any of the Commitments. Any such Requisite Notice may state that such Requisite Notice is conditioned on the effectiveness of other credit facilities or other financing transactions, in which case such Requisite Notice may be revoked by Borrower (by written notice to Administrative Agent on or prior to the specified effective time) if such condition is not satisfied. Any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Commitments being reduced or terminated. Administrative Agent shall promptly notify Lenders of any such request for reduction or termination of the Commitments. Each Lender’s Commitment shall be reduced pro rata by the amount of such reduction.

(b)       Subject to Section 2.05(c) below, the Commitments then outstanding shall be automatically and permanently reduced in an amount equal to (i) 100% of the Net Cash Proceeds actually received by Borrower in connection with any Equity Issuance, (ii) 100% of the Net Cash Proceeds actually received by Borrower or any of its Domestic Restricted Subsidiaries in connection with any Debt Issuance or (iii) 100% of the Net Cash Proceeds actually received by Borrower or any of its Domestic Restricted Subsidiaries in connection with any Asset Sale; provided that if Borrower or any of its Domestic Restricted Subsidiaries receives proceeds that would otherwise constitute Net Cash Proceeds from an Asset Sale, Borrower or such Domestic Restricted Subsidiary may reinvest any portion of such proceeds in the business of Borrower or any of its Subsidiaries and, in such case, such proceeds shall only constitute Net Cash Proceeds to the extent not so reinvested (or committed to be reinvested) within the 180-day period following receipt of such proceeds.

(c)       Any Net Cash Proceeds contemplated to be applied to reduce the Commitments pursuant to Section 2.05(b) above shall first be applied to prepay the outstanding Loans, if any, pursuant to Section 2.06(b) until the amount of Loans outstanding is $0, and any remaining amounts shall be applied to reduce the Commitments pursuant to Section 2.05(b).

(d)       Unless previously terminated, the Commitments shall permanently terminate in full at 11:59 p.m. (New York City time) on the earlier of (i) the Maturity Date and (ii) the Certain Funds Termination Date (after giving effect to any Borrowings made or to be made on the Certain Funds Termination Date).

2.06       Prepayments and Repayments of Loans.

(a)       Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans made to it in part in the Minimum Amount therefor or in full without premium or penalty. Administrative Agent will promptly notify each relevant Lender thereof and of such Lender’s percentage of such prepayment. Any such Requisite Notice may state that such Requisite Notice is conditioned on the consummation of any portion of the Target Acquisition or any other transaction, including the establishment of other credit facilities or the consummation of any other financing transactions, in which case such Requisite Notice may be revoked by Borrower (by written notice to Administrative Agent on or prior to the specified effective time) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.05.

(b)       Within five Business Days of Borrower’s receipt of any Net Cash Proceeds on or after the Initial Closing Date, Borrower shall prepay the Loans in an aggregate amount equal to (i) 100% of the Net Cash Proceeds actually received by Borrower in connection with any Equity Issuance, (ii) 100% of the Net Cash Proceeds actually received by Borrower or any of its Domestic Restricted Subsidiaries in connection with any Debt Issuance or (iii) 100% of the Net Cash Proceeds actually received by Borrower or any of its Domestic Restricted Subsidiaries in connection with any Asset Sale; provided that if Borrower or any of its Domestic Restricted Subsidiaries receives proceeds that would otherwise constitute Net Cash Proceeds from an Asset Sale, Borrower or such Domestic Restricted Subsidiary may reinvest any portion of such proceeds in the business of Borrower or any of its Subsidiaries and, in such case, such proceeds shall only constitute Net Cash Proceeds to the extent not so reinvested (or committed to be reinvested) within the 180-day period following receipt of such proceeds. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required to be paid pursuant to Section 3.05. Any Loans that are prepaid pursuant to this Section 2.06(b) may not be reborrowed.

(c)       Borrower shall pay to Administrative Agent for the ratable account of each Lender, on the Maturity Date, the aggregate principal amount of the Loans then outstanding.

(d)       Each prepayment and repayment of Loans by Borrower pursuant to this Section 2.06 shall be made in the same currency in which such Loans were made.

2.07       Documentation of Loans.

(a)       Upon the request of any Lender made through Administrative Agent, a Lender’s Loans may be evidenced by one or more Notes of Borrower, instead of or in addition to its loan accounts or records. Each such Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Obligations.

(b)       Administrative Agent shall maintain, at Administrative Agent’s Office, a register for the recordation of the names and addresses of Lenders and the Commitments and Extensions of Credit of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall maintain the Register, acting, solely for this administrative purpose only, as a non-fiduciary agent for Borrower (it being acknowledged and agreed that Administrative Agent and each Administrative Agent-Related Person, in such capacity, shall constitute Indemnitees under Section 10.13).

(c)       Administrative Agent shall record in the Register the Commitment and Loans from time to time of each Lender, and each repayment or prepayment in respect thereof. Any recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error.

(d)       Each Lender shall record on its internal loan accounts or records (and may record on the Note(s) held by such Lender) the amount of each Loan made by it and each payment in respect thereof; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or Outstanding Obligations; and provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern, absent manifest error.

(e)       Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders of the corresponding Commitments and Extensions of Credit listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Extensions of Credit shall be effective, in each case, unless and until an Assignment and Assumption effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Outstanding Obligations shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Outstanding Obligations.

2.08       Continuation Option.

(a)       Borrower may irrevocably request a Continuation of Loans on any Business Day in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor.

(b)       Unless Borrower pays all amounts due under Section 3.05, if any, a Eurodollar Rate Loan may be Continued only on the last day of the Interest Period for such Eurodollar Rate Loan.

(c)       Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of the same.

2.09       Interest.

(a)       Subject to subsection (b) below, and unless otherwise specified herein, Borrower hereby promises to pay interest on the unpaid principal amount of each Loan made to it (before and after default, before and after maturity, before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Amount.

(b)       If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), Borrower hereby promises to pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on such amount at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be payable upon demand.

(c)       On any Business Day, Borrower may call Administrative Agent and request information as to the then current Eurodollar Rate, and Administrative Agent shall provide such information.

2.10       Fees.

(a)       Commitment Fee. Borrower shall pay to Administrative Agent, for the account of each Lender pro rata according to its Applicable Percentage, a commitment fee equal to the Applicable Amount times the average daily amount of such Lender’s Commitment then outstanding, subject to adjustment as set forth in Section 2.14(a). The commitment fee shall accrue at all times from and including the date that is 45 days after the Effective Date until (and shall be due and payable on) the earlier of (x) with respect to any Commitments, the date on which such Commitments have terminated, including pursuant to any Borrowing or otherwise in accordance with Section 2.05 and (y) the Certain Funds Termination Date. The commitment fee shall accrue at all applicable times, including at any time during which one or more conditions in Section 4 are not met.

(b)       Duration Fees. Borrower agrees to pay to the Administrative Agent for the account of each Lender a duration fee in an amount equal to (i) 0.50% of the aggregate principal amount of the Loans of such Lender outstanding on the date which is ninety (90) days after the Initial Closing Date, due and payable on such 90th day (or if such day is not a Business Day, the next succeeding Business Day); (ii) 0.75% of the aggregate principal amount of the Loans of such Lender outstanding on the date which is one hundred eighty (180) days after the Initial Closing Date, due and payable on such 180th day (or if such day is not a Business Day, the next succeeding Business Day), and (iii) 1.00% of the aggregate principal amount of the Loans of such Lender outstanding on the date which is two hundred seventy (270) days after the Initial Closing Date, due and payable on such 270th day (or if such day is not a Business Day, the next succeeding Business Day).

(c)       Other Fees. Borrower agrees to pay to Administrative Agent and the other parties hereto (and their respective Affiliates) the fees in the amounts and on the dates previously agreed to in writing by Borrower and such parties (or their respective Affiliates).

2.11       Computation of Interest and Fees. Computation of interest and all fees shall be calculated on the basis of a year of 360 days or, in the case of any amounts denominated in Sterling, 365 days and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.12       Making Payments.

(a)       Except as otherwise provided herein, all payments by Borrower or any Lender hereunder shall be made to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day for purposes of the calculation of interest and fees, but not for purposes of determining whether a Default has occurred. All payments of principal and interest shall be made in immediately available funds in Sterling. All fees due hereunder (excluding fees pursuant to Section 2.10(a)) shall be payable in Dollars. All fees due pursuant to Section 2.10(a) shall be payable in Sterling. All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b)       Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with Section 2.12(a) available in like funds received as follows: (i) if payable to Borrower, by crediting a deposit account designated from time to time by Borrower to Administrative Agent by Requisite Notice, and (ii) if payable to any Lender, by wire transfer to such Lender at its Lending Office. If such conditions are not so satisfied, Administrative Agent shall return any funds it is holding to the Lenders making such funds available, without interest.

(c)       Subject to the definition of “Interest Period,” if any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

(d)       Subject to Section 4.04, unless Borrower or any Lender has notified Administrative Agent, prior to the Requisite Time any payment to be made by it is due, that it does not intend to remit such payment, Administrative Agent may, in its sole and absolute discretion, assume that Borrower or such Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make such payment available to the Person entitled thereto. If such payment was not in fact remitted to Administrative Agent in immediately available funds, then:

(i) If Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at the Federal Funds Rate; and

(ii) If any Lender failed to make such payment, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount upon Administrative Agent’s demand therefor, Administrative Agent promptly shall notify Borrower, and Borrower shall pay such corresponding amount to Administrative Agent following the Certain Funds Termination Date. Administrative Agent also shall be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent, (A) from such Lender at a rate per annum equal to the Federal Funds Rate, and (B) from Borrower, at a rate per annum equal to the interest rate applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(e)       If Administrative Agent or any Lender is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian or any official under any proceeding under Debtor Relief Laws, any portion of a payment made by Borrower, each Lender shall, on demand of Administrative Agent, return its share of the amount to be returned, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

2.13       Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14       Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)       Fees set forth in Section 2.10(a) shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Lender;

(b)       To the extent permitted by applicable Law, any voluntary prepayment of Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Aggregate Exposure of such Defaulting Lender in respect of its Commitment were zero; and

(c)       The Aggregate Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or modification pursuant to Section 10.01); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and in any event, no such amendment, modification, or waiver shall increase the Commitments or the principal amount of any Loans of such Defaulting Lender, extend the maturity date applicable thereto or decrease the rate of interest (including any commitment fees) payable in respect thereof without the consent of such Defaulting Lender.

2.15       Increase in Aggregate Commitments.

(a)       Borrower may, from time to time on or prior to the Initial Closing Date, by notice to Administrative Agent, request that the aggregate amount of the Commitments be increased by a minimum amount equal to £10,000,000 or an integral multiple of £1,000,000 in excess thereof (each, a “Commitment Increase”), to be effective as of a date, which shall be on or prior to the Initial Closing Date, as specified in the related notice to Administrative Agent (such date, the “Increase Date”). Borrower may, in its sole discretion, offer any such Commitment Increase to one or more existing Lenders or one or more Eligible Assignees.

(b)       The notice provided by Borrower to Administrative Agent pursuant to clause (a) above shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed

Increase Date, (iii) the identity of each existing Lender and each Eligible Assignee to whom Borrower proposes any portion of such Commitment Increase be allocated and the amounts of such allocations (provided that any existing Lender approached to provide all or a portion of the Commitment Increase may elect or decline, in its sole discretion, to provide such portion of the Commitment Increase) and (iv) the date (which shall be earlier than the Increase Date) by which such existing Lenders and such Eligible Assignees must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each existing Lender that is approached to participate in such requested Commitment Increase (if any) (each an “Increasing Lender”) and each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.15(a) (if any) (each such Eligible Assignee, an “Assuming Lender”) shall, in its sole discretion, give written notice to Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment (each, an “Increased Commitment”) or provide a new Commitment (each, a “New Commitment”), as applicable (and any failure by any such Lender or Eligible Assignee, as applicable, to respond to such request for a Commitment Increase shall be deemed to be a rejection by such Lender or Eligible Assignee, as applicable, of such request).

(c)       On each Increase Date, (i) Borrower and each applicable Increasing Lender and Assuming Lender shall execute and deliver to Administrative Agent an agreement in form and substance reasonably satisfactory to Administrative Agent (each, an “Incremental Assumption Agreement”) to evidence the Increased Commitment of such Increasing Lender and the New Commitment of such Assuming Lender, as applicable, (ii) each Assuming Lender shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount as of such Increase Date and (iii) Schedule 2.01 to this Agreement shall be deemed amended to reflect such Commitment Increase. Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.

(d)       Notwithstanding the foregoing, no Commitment Increase shall become effective under this Section 2.15 unless on the applicable Increase Date after giving effect to the Commitment Increase, no Event of Default shall have occurred and be continuing.

(e)       Notwithstanding the terms of Section 10.01, any Incremental Assumption Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to implement the provisions of this Section 2.15, a copy of which shall be made available to each Lender.

(f)       This Section shall supersede any provisions in Section 10.01 or Section 10.06 to the contrary.

SECTION 3

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01       Taxes.

(a)       To the extent permitted by Law, any and all payments by or on account of Borrower to or for the account of any Lender Party under any Loan Document shall be made free and clear of and without deduction or withholding for or on account of any and all present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, now or hereafter imposed, levied, collected, withheld or assessed and all interest, additions to tax, or penalties with respect thereto, excluding, (w) in the case of a Lender Party, taxes imposed on or measured by its net income, and franchise taxes (imposed in lieu of net income taxes) imposed on it, (I) by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender Party is organized or maintains a Lending Office, or (II) by reason of any present or former connection between such Lender Party and the jurisdiction imposing such taxes, other than solely as a result of this Agreement or any Note or any transaction contemplated thereby, (x) with respect to each Lender Party, taxes imposed by reason of any present or former connection between such Lender Party and the jurisdiction imposing such taxes, other than solely as a result of this Agreement or any Note or any transaction contemplated hereby, (y) in the case of a Lender Party organized under the Laws of a jurisdiction outside the United States (other than an assignee pursuant to a request by Borrower under Section 3.06(b)), any withholding tax that is imposed on amounts payable to such Lender Party at the time such Lender Party becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender Party’s failure to comply with Section 10.20, except to the extent that such Lender Party (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to this Section and (z) withholding taxes imposed pursuant to FATCA (all non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document being hereinafter referred to as “Non-Excluded Taxes”). If Borrower or Administrative Agent shall be required by any Laws to deduct any Non-Excluded Taxes from or in respect of any sum payable under any Loan Document to any Lender Party, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), such Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower or Administrative Agent shall make such deductions or withholdings, (iii) Borrower or Administrative Agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Laws and (iv) with respect to all withholding taxes, within 30 days after the date of such payment by Borrower, Borrower shall furnish to Administrative Agent (who shall forward the same to such Lender Party) the original or a certified copy of a receipt evidencing payment thereof.

(b)       In addition, Borrower agrees to pay, or at the option of Administrative Agent timely reimburse it for the payment of, any and all present or future stamp, court, documentary, intangible, recording, filing or other similar taxes, charges or levies which arise from any payment made by it under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document except any such taxes that are imposed with respect to an assignment by the Lender (hereinafter referred to as “Other Taxes”).

(c)       Borrower agrees to indemnify each Lender Party for the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender Party with respect to any Loan or Loan Document and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that Borrower shall not be obligated to indemnify such recipient pursuant to this Section 3.01 in respect of interest, penalties and other liabilities attributable to any Non-Excluded Taxes or Other Taxes, if such interest, penalties other liabilities are attributable to the gross negligence or willful misconduct of such Lender Party. After a Lender Party learns of the imposition of Non-Excluded Taxes or Other Taxes, such Lender will act in good faith to promptly notify Borrower of its obligations hereunder. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)       Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes or Other Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Non-Excluded Taxes or Other Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register and (iii) any excluded Taxes described in Section 3.01(a) that are attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant taxation authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (d).

(e)       Notwithstanding anything to the contrary contained in this Section 3.01, all obligations of Borrower to any Lender under this Section 3.01 shall be subject to, and conditioned upon such Lender’s compliance with its obligations, if any, under Section 10.20.

(f)       If any Lender Party determines, in its sole discretion exercised in good faith, that it has received a refund from a relevant taxing or governmental authority in respect of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.01 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that in the event such Lender Party is required to repay any or all of such refund to such Governmental Authority (a “Refund Repayment Requirement”), Borrower, upon the request of such Lender Party, agrees to repay to such Lender Party the full amount of such Refund Repayment Requirement (plus any penalties, interest or other charges imposed by the relevant Governmental Authority). This subsection shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

3.02       Illegality. If any Lender determines that any Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Sterling in the applicable offshore interbank market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to Borrower through Administrative Agent, the obligation of such Lender to make Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay all Eurodollar Rate Loans of such Lender or convert such Eurodollar Rate Loans into Loans that bear interest based upon a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent and reasonably acceptable to Borrower, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03       Inability to Determine Eurodollar Rates.

(a)       If, in connection with any Request for Extension of Credit, (a) Administrative Agent determines that (i) deposits in Sterling are not being offered to banks in the applicable offshore interbank market for Sterling for the applicable amount and Interest Period of the requested Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the underlying interest rate for such Eurodollar Rate Loan, or (b) Required Lenders determine that such underlying interest rate does not adequately and fairly reflect the cost to Lenders of funding such Eurodollar Rate Loan, Administrative Agent will promptly notify Borrower and all Lenders. Thereafter, the obligation of Lenders to make or maintain such Eurodollar Rate Loan shall be suspended until Administrative Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing or, failing that, be deemed to have converted such request into a request for a Borrowing of Loans that bears interest based upon a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent and reasonably acceptable to Borrower in the amount specified therein.

(b)       Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate reasonably acceptable to the Borrower and the Administrative Agent (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Loans that bears interest based upon a rate for short term borrowings of Sterling determined in a customary manner in good faith by the Administrative Agent and reasonably acceptable to Borrower in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.04       Increased Cost and Reduced Return; Capital Adequacy.

(a)       If any Lender Party determines that the adoption of any Law or any change in any Law or in the interpretation thereof effective after the date hereof:

(i) Subjects such Lender Party to any tax (excluding taxes described in clauses (w), (y) and (z) of Section 3.01(a), Non-Excluded Taxes and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto with respect to any Eurodollar Rate Loans or its obligation to make Eurodollar Rate Loans;

(ii) Imposes or modifies any reserve, special deposit, compulsory loan, insurance charge, or similar requirement (other than the reserve requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender Party (including its Commitment); or

(iii) Imposes on such Lender Party or on the offshore interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender Party of making, Continuing, or maintaining any Eurodollar Rate Loans or to reduce any sum received or receivable by such Lender Party under this Agreement with respect to any Eurodollar Rate Loans, then from time to time upon demand of such Lender Party (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender Party such additional amounts as will compensate such Lender Party for such increased cost or reduction.

(b)       If any Lender Party determines that the adoption of any Law or any change in any Law or in the interpretation thereof effective after the date hereof, including in regard to capital adequacy and liquidity, has the effect of reducing the rate of return on the capital of such Lender Party or compliance by such Lender Party (or its Lending Office) or any corporation controlling such Lender Party as a consequence of such Lender Party’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender Party’s desired return on capital and desired liquidity levels), then from time to time upon demand of such Lender Party (with a copy to Administrative Agent), Borrower shall pay to such Lender Party such additional amounts as will compensate such Lender Party for such reduction.

(c)       Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Law, regardless of the date enacted, adopted, issued or implemented.

3.05       Breakfunding Costs. Subject to Section 3.06(a), upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a)       Any Continuation, payment or prepayment by Borrower of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise); or

(b)       Any failure by Borrower (for a reason other than the failure of such Lender to make a Eurodollar Rate Loan) to prepay, borrow or Continue any Eurodollar Rate Loan on the date or in the amount notified by Borrower;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

3.06       Matters Applicable to all Requests for Compensation.

(a)       A certificate of Administrative Agent or any Lender claiming compensation under this Section 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of clearly demonstrable error; provided that such certificate (i) sets forth with reasonable specificity the calculation of the amount to be paid, (ii) states that Administrative Agent or such Lender, as applicable, is treating substantially all similarly situated borrowers in a manner that is consistent with the treatment afforded Borrower hereunder, (iii) is delivered within 90 days of the later of the date of the event giving rise to such compensation and the date Administrative Agent or such Lender knew or, with the exercise of reasonable care, should have known of the requirements for such compensation, and (iv) confirms (in the case of a claim for compensation under Section 3.01 or Section 3.04) that either a change in Administrative Agent’s Office or Lending Office, as the case may be, of Administrative Agent or such Lender, as the case may be, would not have eliminated the request for compensation or that such change would have been otherwise disadvantageous to Administrative Agent or such Lender, as the case may be. In determining the amount of such compensation, Administrative Agent or any Lender may use any reasonable averaging and attribution methods.

(b)       Upon any Lender becoming prohibited from making, maintaining or funding Eurodollar Rate Loans pursuant to Section 3.02, or upon any Lender making a claim for compensation under Section 3.01 or Section 3.04, Borrower may remove or replace such Lender in accordance with Section 10.21.

3.07       Survival. All of Borrower’s obligations under this Section 3 shall survive termination of the Commitments and payment in full of all Obligations.

SECTION 4
CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

4.01       Conditions Precedent to Effective Date. This Agreement shall become effective upon the satisfaction, on or before June 30, 2018, of the conditions precedent set forth in this Section 4.01:

(a)       Receipt by Administrative Agent of each of the following, each of which shall be originals, facsimiles or pdf copies unless otherwise specified, each properly executed by a Responsible Officer of the applicable Loan Party, each dated on, or in the case of third party certificates, recently before, the Effective Date and each in form and substance reasonably satisfactory to Administrative Agent:

(i) executed counterparts of (a) this Agreement, executed and delivered by Borrower, Administrative Agent and each Person listed on Schedule 2.01 and (b) the Guarantee Agreement, executed and delivered by each Guarantor (provided that the requirements of this clause (i) may be satisfied by customary written evidence reasonably satisfactory to Administrative Agent (which may include electronic transmission of a signed signature page) that such party has signed a counterpart to this Agreement or the Guarantee Agreement (as applicable));

(ii) a certificate of each Loan Party, dated the Effective Date and executed by a secretary, assistant secretary or Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization of such Loan Party attached thereto have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Effective Date and such by-laws or operating, management, partnership or similar agreement are in full force and effect and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution, delivery and performance of the Loan Documents, and, in the case of Borrower, the borrowings and other obligations thereunder, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Effective Date;

(iii) a certificate signed by a Responsible Officer of Borrower certifying that (A) the representations and warranties made by Borrower herein, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct in all material respects on and as of the Effective Date, (B) no Default or Event of Default shall have occurred and be continuing and (C) that there has been no event or circumstance since the date of the Reference Statements which has a Material Adverse Effect;

(iv) opinions of counsel to Borrower in form and substance reasonably satisfactory to Administrative Agent; and

(v) all information requested by the Arrangers in writing at least ten Business Days prior to the Effective Date, to the extent necessary to enable such Lender to identify Borrower and Guarantors to the extent required for compliance with the PATRIOT Act or other “know your customer” rules and regulations (which requested information shall have been received at least three (3) Business Days prior to the Effective Date).

(b)       With respect to any fees due and payable on or before the Effective Date pursuant to the Fee Letter, either (i) such fees shall have been paid or (ii) arrangements satisfactory to Administrative Agent and the Arrangers shall have been made with respect to the payment of such fees.

(c)       Administrative Agent shall have received a copy, in substantially final form and in form and substance reasonably satisfactory to Administrative Agent, of the Rule 2.7 Announcement.

4.02       Conditions Precedent to Borrowings. The agreement of each Lender to make Extensions of Credit requested to be made by it is subject solely to the satisfaction, in each case on or before the Certain Funds Termination Date, of the applicable conditions precedent set forth in this Section 4.02:

(a)       The Effective Date shall have occurred.

(b)       With respect to the initial Extension of Credit hereunder, Administrative Agent shall have received a Target Acquisition Certificate.

(c)       Administrative Agent shall have received evidence that all fees required to be paid on or prior to the date of such Extension of Credit pursuant to the Fee Letter have been or shall be paid on or prior to such date (or other arrangements satisfactory to Administrative Agent and the Arrangers shall have been made with respect to the payment of such fees).

(d)       No Major Event of Default shall have occurred and be continuing or would result from the proposed Extension of Credit to be made on such date.

(e)       It shall not be illegal for any Lender to lend and there is no injunction, restraining order or equivalent prohibiting any Lender from funding its portion of such Loans; provided, that such Lender has used commercially reasonable efforts to fund its such Loans through an Affiliate of such Lender not subject to such legal restriction; provided, further, that the occurrence of such event in relation to one Lender shall not relieve any other Lender of its obligations hereunder.

4.03       Determinations Under Sections 4.01 and 4.02. For purposes of determining compliance with the conditions specified in Sections 4.01 or 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Effective Date or the date of any Extension of Credit, as applicable, specifying its objection thereto. Administrative Agent (or its counsel) shall promptly notify the Lenders and Borrower in writing of the occurrence of the Effective Date and of the occurrence of the Initial Closing Date, which writings shall be conclusive and irrevocable.

4.04       Actions by Lenders During Certain Funds Period. Notwithstanding (x) anything to the contrary in this Agreement or any other Loan Document or (y) that any condition set forth in Section 4.01 or Section 4.02 may subsequently be determined not to have been satisfied, during the

Certain Funds Period to the extent prior to the Maturity Date (unless (i) a Major Event of Default has occurred and is continuing or, in respect of clause (c) below, would result therefrom, (ii) in respect of clause (c) below, the conditions set forth in Section 4.02, as applicable, are not satisfied or (iii) it becomes illegal for any Lender to maintain its Commitment; provided that such Lender has used commercially reasonable efforts to maintain its Commitment through an Affiliate of such Lender not subject to a legal restriction and that the occurrence of such event in relation to one Lender shall not enable any other Lender to cancel its Commitment), each Lender shall comply with its obligations to fund Loans under the Loan Documents and no Lender shall:

(a)       subject to Section 2.05(b), Section 2.05(c) and Section 2.06(b), cancel any of its Commitments;

(b)       rescind, terminate or cancel any Loan Document or exercise any similar right or remedy or make or enforce any claim under any Loan Document it may have to the extent to do so would prevent or limit the funding of a Borrowing;

(c)       refuse to fund any Loan in respect of its outstanding Commitment;

(d)       exercise any right of set-off or counterclaim in respect of any Loan to the extent to do so would prevent or limit the funding of any Borrowing; or

(e)       subject to Section 2.05(b), Section 2.05(c) and Section 2.06(b), cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit the funding of any Borrowing;

provided that immediately upon the expiration of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 5

REPRESENTATIONS AND WARRANTIES

Subject to Section 4.04. Borrower represents and warrants to Administrative Agent and Lenders that:

5.01       Existence and Qualification; Compliance with Laws. Each of Borrower and its Restricted Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the state of its organization, except, with respect to any Restricted Subsidiary that is not a Loan Party, to the extent that the failure to be so organized, formed, validly existing or in good standing does not have a Material Adverse Effect, and (b) is in compliance with all Laws, except to the extent that noncompliance does not have a Material Adverse Effect.

5.02       Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority and the legal right to execute, deliver and perform each Loan Document to which it is a party, and has taken all necessary organizational action to authorize the execution, delivery and performance of each Loan Document to which it is a party. Except for such consents, authorizations, filings or other acts which have been duly made or obtained and are in full force and effect, no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority is required for the due execution, delivery or performance of this Agreement or any of the other Loan Documents, except as would not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Guarantee Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto, and constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.03       No Legal Bar. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) such Loan Party’s organizational documents, (ii) any applicable Laws which has a Material Adverse Effect or (iii) any Contractual Obligation, license or franchise of any Loan Party or by which any Loan Party or its property is bound or subject, in each case with respect to this clause (iii), which has a Material Adverse Effect or (b) constitute a default under any such Contractual Obligation, license or franchise which has a Material Adverse Effect.

5.04       Financial Statements; No Material Adverse Effect.

(a)       The Reference Statements fairly present, in all material respects, the financial condition of Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)       From December 31, 2017 to the Effective Date and the Initial Closing Date, there has been no event or circumstance which has a Material Adverse Effect.

5.05       Litigation. Except as disclosed in Borrower’s public filings prior to the Effective Date, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that has a Material Adverse Effect.

5.06       Use of Proceeds. Borrower will use the proceeds of the Loans solely to finance a portion of the Transactions, which, for the avoidance of doubt, may include a Borrowing of Loans after the Initial Closing Date but prior to the consummation of the intended acquisition of certain Target shares. No part of the proceeds of any Extensions of Credit hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined in a manner which violates, or which would be inconsistent with, the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

5.07       Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and to the knowledge of Borrower its officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower, any Subsidiary or, to the knowledge of Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

5.08       Target Acquisition Documents.

(a)       In the case of an Offer, the Offer Press Release and the Offer Documents contain all material terms of the Offer (taken as a whole) as at the date on which they were published.

(b)       In the case of a Scheme, the Scheme Press Release and the Scheme Documents contain all the material terms of the Scheme (taken as a whole) as at the date on which they were published.

SECTION 6

AFFIRMATIVE COVENANTS

Subject to Section 4.04, so long as any Obligation remains unpaid, or any portion of the Commitments remains outstanding, Borrower shall, and shall (except in the case of Borrower’s reporting covenants), cause each Restricted Subsidiary to:

6.01       Financial Statements. Deliver to Administrative Agent and Lenders, in form and detail satisfactory to Administrative Agent:

(a)       As soon as available but in any event within 105 days after the end of each fiscal year of Borrower, consolidated balance sheets as at the end of such fiscal year and related consolidated statements of income and cash flows for such fiscal year of Borrower and its consolidated Subsidiaries and certified by a Responsible Officer of Borrower, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall not be subject to any “going concern” qualification or qualifications as to the scope of the audit.

(b)       As soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower ending after the Effective Date, consolidated balance sheets as at the end of such fiscal quarter, and related consolidated statements of income and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, of Borrower and its consolidated Subsidiaries, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower and its consolidated Subsidiaries in accordance with GAAP, subject only to pro forma adjustments and normal year-end audit adjustments.

(c)       Financial statements and other documents required to be delivered pursuant to this Section 6.01 or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered (i) to the extent such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission, when such filing is available to the Lenders on EDGAR or (ii) in any case, on the date on which such documents are posted on Borrower’s behalf on an Internet website to which each Lender and Administrative Agent has access.

6.02       Certificates, Notices and Other Information. Deliver to Administrative Agent in form and detail satisfactory to Administrative Agent:

(a)       No later than the date required for the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate (which shall include reconciliation of certain financial information with respect to the Restricted Group) signed by a Responsible Officer of Borrower, which Compliance Certificate shall set forth the necessary adjustments to exclude the Indebtedness and EBITDA attributed to Unrestricted Subsidiaries from the calculations set forth therein and shall give pro forma effect to Material Acquisitions and Material Dispositions in accordance with Section 1.07;

(b)       Promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(c)       Promptly after a Responsible Officer of Borrower obtaining knowledge of the occurrence thereof, notice of any Default or Event of Default specifying the nature thereof and what action Borrower has taken, is taking or proposes to take with respect thereto;

(d)       Promptly after a Responsible Officer of Borrower obtaining knowledge of the occurrence thereof, notice of any ERISA Event that has a Material Adverse Effect; and

(e)       Promptly after such request, such other data and information as from time to time may be reasonably requested by Administrative Agent or any Lender through Administrative Agent (it being understood that Borrower and its Subsidiaries shall not be required to provide any information or documents that are subject to confidentiality provisions, the nature of which prohibit such disclosure, or would violate any attorney-client privilege).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03       Payment of Taxes. Pay and discharge when due all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge or levy which is being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on its books in accordance with

GAAP, and except for such payments which, if not paid, do not in the aggregate, have a Material Adverse Effect.

6.04       Preservation of Existence. Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except where failure to do so does not have a Material Adverse Effect, and except that nothing in this Section 6.04 shall prohibit any transaction permitted by Section 7.03.

6.05       Compliance With Laws. Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which has a Material Adverse Effect.

6.06       Inspection Rights. At any time during regular business hours, upon reasonable notice, and as often as reasonably requested, but subject to Section 10.17, permit Administrative Agent or any Lender, or any employee, agent or representative thereof, to examine (and during the existence of an Event of Default, make copies and abstracts from) the records and books of account of Borrower and its Restricted Subsidiaries and to visit and inspect their properties and to discuss their affairs, finances and accounts with any of their officers and key employees; provided that, other than during the continuance of an Event of Default, no more than one such examination, visit or inspection shall occur during any calendar year. Notwithstanding the foregoing, it is understood and agreed that Borrower and its Subsidiaries shall not be required to provide or otherwise allow access to any information or documents that are subject to confidentiality provisions, the nature of which prohibit such disclosure, or would violate any attorney-client privilege.

6.07       Keeping of Records and Books of Account. Keep, in all material respects, proper books of record and account, in which entries shall be made sufficient to permit the preparation of consolidated financial statements in accordance with GAAP.

6.08       Designation of Unrestricted Subsidiaries. So long as no Default or Event of Default exists or arises as a result thereof and subject to the next succeeding sentence, Borrower may from time to time designate a Restricted Subsidiary as an Unrestricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary; provided that Borrower shall (a) provide Administrative Agent written notification of such designation prior to or concurrently therewith (which written notification Administrative Agent will promptly forward to Lenders), (b) if such designation is a Material Acquisition (in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary) or a Material Disposition (in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary), within 10 Business Days after such notification, deliver to Administrative Agent a certificate, in form reasonably acceptable to Administrative Agent, demonstrating pro-forma compliance (in accordance with Section 1.07) with Section 7.06 immediately prior to and after giving effect to such designation and (c) not designate as an Unrestricted Subsidiary any Guarantor that is a Significant Subsidiary and that guarantees Material Debt unless such Guarantor is simultaneously released from its guarantee of such Material Debt. Notwithstanding anything to the contrary contained herein, (w) each Guarantor shall at all times be a Restricted Subsidiary for all purposes hereunder unless such Guarantor is simultaneously released as a Guarantor upon such designation as contemplated pursuant to Section 6.10, (x) unless designated as an Unrestricted Subsidiary in compliance with clause (y) below, each Cable Subsidiary shall at all times be a Restricted Subsidiary for all purposes hereunder, (y) Borrower may designate a Cable Subsidiary as an Unrestricted Subsidiary at any time when the Leverage Ratio (calculated after giving pro forma effect to such designation) is less than or equal to 4.50 to 1.00 and (z) on and after March 28, 2018, Borrower shall not designate any Existing Restricted Subsidiary as an Unrestricted Subsidiary to the extent that after giving effect to such designation, the Annualized EBITDA (as of the last day of the most recently ended fiscal quarter prior to such designation) of all such Existing Restricted Subsidiaries so designated as Unrestricted Subsidiaries on and after March 28, 2018 would exceed 15.0% of the Annualized EBITDA of Borrower and its Restricted Subsidiaries for the period of two fiscal quarters ended on the last day of the fiscal quarter most recently ended prior to March 28, 2018. Borrower hereby designates the Subsidiaries listed on Schedule 6.08 as Unrestricted Subsidiaries.

6.09       Anti-Corruption Laws and Sanctions. Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.10       Guarantors. Any time after the Effective Date, Borrower may cause any of its Subsidiaries to guarantee the Obligations of Borrower hereunder by delivering to Administrative Agent an Assumption Agreement to the Guarantee Agreement, in form set forth on Annex 1 to the Guarantee Agreement and executed by such proposed Guarantor. If, at any time following the Effective Date, a Guarantor ceases to be a Restricted Subsidiary (including as a result of a redesignation of such Restricted Subsidiary as an Unrestricted Subsidiary) or ceases to be a Subsidiary, in each case as a result of a transaction not otherwise prohibited hereunder, then such Guarantor’s guarantee of the Obligations shall be automatically released and such Guarantor shall be automatically released from its obligations under the Guarantee Agreement.  In addition, if Borrower elects by notice in writing to Administrative Agent to cause such Guarantor to be released from its guarantee of the Obligations, and a Responsible Officer of Borrower certifies in writing that immediately after giving effect to such release, no Default or Event of Default shall have occurred and be continuing, then immediately upon the delivery of such notice and certification to Administrative Agent such Guarantor’s guarantee of the Obligations shall be automatically released and such Guarantor shall be automatically released from its obligations under the Guarantee Agreement.  Notwithstanding the foregoing, no Guarantor that is a Significant Subsidiary and that guarantees any Material Debt may be released from the Guarantee Agreement and its Guarantee Obligation thereunder, including as a result of being designated as an Unrestricted Subsidiary, unless such Guarantor is simultaneously released from its guarantee of such Material Debt. Administrative Agent shall execute such documents as Borrower shall reasonably request to evidence the release contemplated by this Section 6.10.

6.11       Scheme and Offer. Borrower agrees that from the Effective Date, Borrower will (and will procure that Bidco will):

(a)       comply in all material respects with:

(i) the Takeover Code; and

(ii) all other applicable laws and regulations in relation to any Offer or Scheme,

in each case in relation to the Target Acquisition and, subject to any waivers or dispensations granted by the Panel, the U.S. Securities and Exchange Commission or any other applicable regulator;

(b)       promptly provide Administrative Agent with such information as it may reasonably request regarding the Target Acquisition subject to confidentiality limitations and except to the extent it is prohibited by law or regulation from doing so; and

(c)       deliver to Administrative Agent as soon as reasonably practicable after it is published copies of:

(i) each Offer Document and any Scheme Documents; and

(ii) each Rule 2.7 Announcement (each of which shall include terms and conditions which are (taken as a whole) not materially prejudicial to the interests of the Lenders (taken as a whole) when compared to those included in the draft Rule 2.7 Announcement delivered pursuant to Section 4.01(c), it being acknowledged that a waiver of a pre-condition which then becomes a condition to be satisfied in connection with the Target Acquisition or an increase to the price of the Target Acquisition will not be materially prejudicial to the interests of the Lenders (taken as a whole); provided that Borrower may modify or amend any term or condition of any Offer or Scheme to the extent required by the Code, the Panel, any other competent regulatory body or by a court of competent jurisdiction).

SECTION 7

NEGATIVE COVENANTS

Subject to Section 4.04, so long as any Obligations remain unpaid, or any portion of the Commitments remains outstanding:

7.01       Liens. Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, incur, assume or suffer to exist, any Lien securing Indebtedness for borrowed money (including without duplication Guaranty Obligations in respect thereof) upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a)       Liens pursuant to any Loan Document;

(b)       Liens existing on the date hereof securing Indebtedness for borrowed money (including without duplication Guaranty Obligations in respect thereof) that does not exceed $750,000,000 in the aggregate, and any renewals or extensions thereof, provided that such Liens are not extended to cover any other property, assets or revenues;

(c)       Liens in favor of Borrower or any Restricted Subsidiary;

(d)       Liens on “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System);

(e)       Liens on property acquired (by purchase, merger or otherwise) after the date hereof, existing at the time of acquisition thereof (but not created in anticipation thereof), or placed thereon (at the time of such acquisition or within 180 days of such acquisition to secure a portion of the purchase price thereof), and any renewals or extensions thereof, so long as the Indebtedness secured thereby is permitted hereby; provided that such Liens do not and are not extended to cover any other property;

(f)       To the extent constituting Liens securing Indebtedness for borrowed money (including without duplication Guaranty Obligations in respect thereof), Liens under Sale-Leaseback Transactions, and any renewals or extensions thereof, so long as the Indebtedness secured thereby does not exceed $1,000,000,000 in the aggregate;

(g)       Liens arising in connection with asset securitization transactions, so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $2,000,000,000 at any one time;

(h)       Liens not otherwise permitted hereby which secure Indebtedness incurred pursuant to Asset Monetization Transactions;

(i)       (A) Liens on any assets of the Target Group which Liens (i) are existing as of the Final Closing Date, (ii) are not incurred to secure indebtedness financing the Target Acquisition and (iii) do not extend to other assets other than (x) after acquired property that is automatically subject to such Lien, (y) proceeds and products of such property and any replacement, improvement, accessions or additions thereto and (B) any modification, replacement, refinancing, renewal or extension of such Lien; and

(j)       other Liens, so long as the aggregate outstanding principal amount of the Indebtedness for borrowed money (including without duplication Guaranty Obligations in respect thereof) secured thereby does not exceed at any time an amount equal to (x) 15% of Consolidated Net Tangible Assets minus (y) the amount, if any, of any unsecured Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor pursuant to Section 7.02.

7.02       Non-Guarantor Subsidiary Indebtedness. Borrower shall not permit any of its Restricted Subsidiaries that are not Guarantors to create, incur, assume or permit to exist any Indebtedness, except

(a)       Indebtedness existing on the date hereof, in an aggregate amount not in excess of (i) the aggregate amount of the Asset Monetization Transactions set forth on Schedule A plus (ii) $2,000,000,000, and all extensions, renewals and replacements of such Indebtedness that do not increase the outstanding principal amount thereof;

(b)       Indebtedness of any Restricted Subsidiary to Borrower or any other Restricted Subsidiary;

(c)       (A) Indebtedness of the Target Group that (i) is existing as of the Final Closing Date and (ii) is  not incurred to finance the Target Acquisition and (B) any modification, replacement, refinancing, renewal or extension of such Indebtedness; and

(d)       Indebtedness in an aggregate principal amount for all such Restricted Subsidiaries that are not Guarantors not exceeding at any time (x) 15% of Consolidated Net Tangible Assets minus (y) the amount, if any, of Indebtedness for borrowed money (including without duplication Guaranty Obligations in respect thereof) of any Loan Party secured pursuant to Section 7.01(j)).

7.03       Fundamental Changes. (a) Borrower shall not (A) merge or consolidate with or into any Person or (B) liquidate, wind-up or dissolve itself or (C) sell, transfer or dispose of all or substantially all of its assets, provided that nothing in this Section 7.03 shall be construed to prohibit Borrower from reincorporating in another jurisdiction permitted by clause (iii) below, changing its form of organization or merging into, or transferring all or substantially all of its assets to, another Person so long as:

(i) either (x) Borrower shall be the surviving entity with substantially the same assets immediately following the reincorporation or reorganization or (y) the surviving entity or transferee (the “Successor Corporation”) shall, immediately following the merger or transfer, as the case may be, (A) have substantially all of the assets of Borrower immediately preceding the merger or transfer, as the case may be, (B) have duly assumed all of Borrower’s obligations hereunder and under the other Loan Documents in form and substance satisfactory to Administrative Agent (and, if requested by Administrative Agent, the Successor Corporation shall have delivered an opinion of counsel as to the assumption of such obligations) and (C) either (I) have then-effective ratings (or implied ratings) published by Moody’s or S&P applicable to such Successor Corporation’s senior, unsecured, non-credit-enhanced, long term indebtedness for borrowed money, which ratings shall be either Baa3 or higher (if assigned by Moody’s) or BBB- or higher (if assigned by S&P) or (II) be acceptable to Required Lenders;

(ii) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing; and

(iii) Borrower or a Successor Corporation’s jurisdiction of organization shall be a state within in the United States of America or the District of Columbia.

(b)       Borrower and its Restricted Subsidiaries, taken as a whole, shall continue to operate cable, media and other communications businesses as its primary lines of business.

Notwithstanding anything to the contrary herein, for the avoidance of doubt, this Section 7.03 shall not apply to the Target Acquisition or any transactions undertaken to implement the Target Acquisition, in accordance with the Offer Documents or the Scheme Documents and the Target Acquisition shall be permitted hereunder.

7.04       ERISA. Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, at any time permit (a) any Plan to (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) or (ii) fail to comply with ERISA or any other Laws applicable to a Plan or (b) the occurrence of any ERISA Event; which, with respect to each event described in clauses (a) or (b) above, has a Material Adverse Effect.

7.05       Anti-Corruption Laws and Sanctions. Borrower will not request any Borrowing and Borrower shall not use, and shall not make available to its Subsidiaries and its or their respective directors, officers, employees and agents, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent such activities, business or transaction are not prohibited by any Sanctions applicable to Borrower or any of its Subsidiaries, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.06       Financial Covenant. Borrower shall not permit the Leverage Ratio as of the end of any fiscal quarter of Borrower ending after the Initial Closing Date to be greater than 5.75 to 1.00.

7.07       Scheme and Offer.

(a)       Except as consented to by the Required Lenders in writing (such consent not to be unreasonably withheld, conditioned or delayed), Borrower shall not (and shall procure that Bidco shall not) amend, treat as satisfied or waive any term or condition of an Offer or a Scheme set out in the relevant Target Acquisition Document other than any such amendment, treatment or waiver which is not a Materially Adverse Amendment; provided that Borrower may amend, treat as satisfied or waive any term or condition of an Offer or a Scheme to the extent required by the Takeover Code, the Panel, any other competent regulatory body or by a court of competent jurisdiction.

(b)       In the case of an Offer, Borrower shall not (and shall procure that Bidco shall not) declare any Offer unconditional as to acceptances until the Acceptance Condition shall have been satisfied.

SECTION 8
EVENTS OF DEFAULT AND REMEDIES

8.01       Events of Default. Subject to Section 4.04, any one or more of the following events shall constitute an Event of Default:

(a)       Borrower fails to pay any principal on any of its Outstanding Obligations (other than fees) on the date when due; or

(b)       Borrower fails to pay any interest on any of its Outstanding Obligations, or any commitment fees, within five days after the date when due; or fails to pay any other fees or amount payable to Administrative Agent or any Lender under any Loan Document within five days after the date when due or, if applicable, after demand is made for the payment thereof; or

(c)       Any default occurs in the observance or performance of any agreement contained in Section 6.02(c), 7.03 or 7.06; or

(d)       Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof to Borrower from Administrative Agent or any Lender; or

(e)       Any representation or warranty by any Loan Party in this Agreement or any other Loan Document or any Compliance Certificate proves to have been incorrect in any material respect when made or deemed made; or

(f)       (i) Borrower or any Restricted Subsidiary (x) defaults in any payment when due (giving effect to any stated grace periods) of principal of or interest on any Indebtedness (other than the Obligations) having an aggregate principal amount in excess of the Threshold Amount or (y) defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, and as a consequence, Indebtedness having an aggregate principal amount in excess of the Threshold Amount shall have become due (automatically or otherwise) or shall have been required to be redeemed prior to its stated maturity (provided that to the extent that any acceleration referred to in the preceding provisions of this Section 8.01(f) is duly rescinded by the required holders of the applicable Indebtedness, such acceleration shall cease to be an Event of Default hereunder, unless and except to the extent that Administrative Agent has theretofore exercised remedies hereunder pursuant to Section 8.02), or (ii) Borrower or any Guarantor shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts as they mature; or

(g)       The Guarantee Agreement, at any time after its execution and delivery and for any reason other than the agreement of Required Lenders or all Lenders, as may be required hereunder, or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or a Guarantor denies in writing that it has any or further liability or obligation under the Guarantee Agreement, or purports to revoke, terminate or rescind the Guarantee Agreement in writing; or

(h)       A final non-appealable judgment against Borrower or any of its Significant Subsidiaries is entered for the payment of money (which is not covered by insurance) in excess of the Threshold Amount if such judgment remains unsatisfied without procurement of a stay of execution for 60 calendar days after the date of entry of such judgment; or

(i)       Borrower or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(j)       There occurs any Change of Control.

8.02       Remedies Upon Event of Default. Without limiting any other rights or remedies of Administrative Agent or Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise (but subject in all cases to Section 4.04):

(a)       Upon the occurrence, and during the continuance, of any Event of Default, Administrative Agent may, with the consent of the Required Lenders, and (subject to the terms of Section 9) shall, upon the request of Required Lenders, declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(b)       If (x) following the expiration of the Certain Funds Period, any Event of Default described in Section 8.01(i) occurs or (y) during the Certain Funds Period, an Event of Default described in Section 8.01(i) occurs that is a Major Event of Default, then:

(i) the Commitments and all other obligations of Administrative Agent or Lenders shall automatically terminate without notice to or demand upon Borrower, which is expressly waived by Borrower; and

(ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(c)       Upon the occurrence of any Event of Default, Administrative Agent may, with the consent of the Required Lenders, and (subject to the terms of Section 9) shall, upon the request of Required Lenders, protect, exercise and enforce against Borrower the rights and remedies of Administrative Agent and Lenders under the Loan Documents and such other rights and remedies as are provided by Law or equity.

(d)       The order and manner in which Administrative Agent’s and Lenders’ rights and remedies are to be exercised shall be determined by Administrative Agent or Required Lenders in their sole and absolute discretion. Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments received during the existence of an Event of Default shall be applied first, to costs and expenses (including Attorney Costs) incurred by Administrative Agent and each Lender (to the extent that each Lender has a right to reimbursement thereof pursuant to the Loan Documents), second, to the payment of accrued and unpaid interest on the Obligations to and including the date of such application, third, to the payment of, or as cash collateral for, the unpaid principal of the Obligations, and fourth, to the payment of all other amounts (including fees) then owing to Administrative Agent and Lenders under the Loan Documents, in each case paid pro rata to each Lender in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all Lenders, without priority or preference among Lenders, subject to the last parenthetical of Section 2.01(a) of the Guarantee Agreement.

8.03       Clean-Up Period. Notwithstanding anything in any Loan Document to the contrary, for a period commencing on the Initial Closing Date and ending on the Clean-Up Period Termination Date, any breach of covenants, misrepresentation or other Default or Event of Default which arises with respect to the Target Group only will be deemed not to be a breach of representation or warranty, a breach of covenant, a Default or an Event of Default, as the case may be, if:

(a)       it relates exclusively to the Target Group (or any obligation to procure or ensure any action in relation to the Target Group);

(b)       it is capable of remedy and reasonable steps (consistent with Borrower’s level of control of the Target) are being taken to remedy it;

(c)       the circumstances giving rise to it have not been procured by or approved by Borrower or any of its Subsidiaries (other than a member of the Target Group); and

(d)       it is not reasonably likely to have a Material Adverse Effect;

provided that, if the relevant circumstances are continuing on or after the Clean-Up Period Termination Date, there shall be a breach of representation or warranty, breach of covenant, Default or Event of Default, as the case may be, notwithstanding this Section 8.03.

SECTION 9

THE AGENTS

9.01       Appointment. Each Lender hereby irrevocably designates and appoints Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than as provided in Section 9.09 below). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02       Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.03       Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.04       Reliance by Administrative Agent. (a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of the Loans.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, absent Requisite Notice by such Lender to Administrative Agent to the contrary, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to each Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.05       Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Administrative Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

9.06       Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.07       Indemnification. Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of any Loan Party to do so), ratably according to their respective Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.08       Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party and its affiliates as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each

Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.09       Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to Lenders and Borrower. If Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among Lenders a successor agent for Lenders, which successor agent shall (unless an Event of Default under Section 8.01(a), Section 8.01(b) or Section 8.01(i) with respect to Borrower shall have occurred and be continuing) be subject to approval by Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and Lenders shall assume and perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Sections 10.03 and 10.13 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.10       Syndication Agent. Neither Syndication Agent nor any Person identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner shall have any right, power, obligation, liability, responsibility or duty hereunder in its capacity as such. Without limiting the foregoing, Syndication Agent in its capacity as such shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on Syndication Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.11       Certain ERISA Matters.

(a)       Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless Section 9.11(a)(i) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that:

(i) none of Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any other Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)       Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or by the other Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10

MISCELLANEOUS

10.01       Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Loan Party therefrom shall be effective unless in writing signed by each Loan Party party thereto and Required Lenders and acknowledged by Administrative Agent (or signed by Administrative Agent with the prior written consent of Required Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing sentence, without the approval in writing of Borrower, Administrative Agent and each Lender directly and adversely affected thereby, no amendment, modification, supplement, termination, waiver, approval, or consent may be effective to:

(a)       Reduce the amount of principal of any Outstanding Obligations owed to such Lender;

(b)       Reduce the rate of interest payable on any Outstanding Obligations owed to such Lender or the amount or rate of any fee or other amount payable to such Lender under the Loan Documents, except that Required Lenders may waive or defer the imposition of the Default Rate and amendments may otherwise be made in accordance with Section 3.03;

(c)       Waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest, any commitment fee, or any other amount payable to such Lender under the Loan Documents;

(d)       Postpone any date scheduled for the payment of principal of, or interest on, any Loan or for the payment of any commitment fee or for the payment of any other amount, in each case payable to such Lender under the Loan Documents, or extend the term of, or increase the amount of, such Lender’s Commitment (it being understood that a waiver of any Event of Default not referred to in subsection (c) above shall require only the consent of Required Lenders) or modify such Lender’s share of the Commitments (except as contemplated hereby);

(e)       Amend or waive the definition of “Required Lenders” or the provisions of Section 8.02(d), this Section 10.01 or Section 10.06;

(f)       Amend or extend the “Certain Funds Period” or the “Certain Funds Termination Date”;

(g)       Amend or extend the June 30, 2018 effectiveness deadline in Section 4.01; or

(h)       Amend or waive any provision of this Agreement that expressly requires the consent or approval of such Lender;

provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Required Lenders or each affected Lender, as the case may be, affect the rights or duties of Administrative Agent, (ii) any fee letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto, (iii) except as otherwise contemplated hereunder, without the written consent of all Lenders, no amendment, waiver or consent shall release all or substantially all of Guarantors from their obligations under the Guarantee Agreement and (iv) without the written consent of all Lenders, no amendment, waiver or consent shall change the currency of any Loan or other amount outstanding hereunder.

In the event that any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders directly and adversely affected thereby, so long as the consent of Required Lenders has been obtained, Borrower shall be permitted to remove or replace such Lender in accordance with Section 10.21.

10.02       Requisite Notice; Electronic Communications.

(a)       Requisite Notice. Notices given in connection with any Loan Document shall be delivered to the intended recipient at the number and/or address (including email address) set forth in the case of Borrower and Administrative Agent on Schedule 10.02, and in the case of Lenders, on the Administrative Questionnaire (or as otherwise specified from time to time by such recipient in writing to Administrative Agent) and shall be given by (i) irrevocable written notice or (ii) except as otherwise provided, irrevocable telephonic (not voicemail) notice. Such notices may be delivered and shall be effective as follows:

Mode of Delivery
Mail	Effective on earlier of actual receipt and fourth Business Day after deposit in U.S. Mail, first class postage pre-paid
Courier or hand delivery	When received

Telephone (not voicemail)	When conversation completed (must be confirmed in writing)
Facsimile	When sent (except that, if not given during normal business hours for the recipient, shall be deemed to be giving at opening of business on next Business Day for recipient)
Electronic Mail	When delivered (usage subject to subsection (b) below)

(b)       Usage of Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Communication pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by Electronic Communications. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)       Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)       Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent-Related Persons and Lenders from any loss, cost, expense or liability as a result of relying on any notices purportedly given by or on behalf of Borrower absent the gross negligence or willful misconduct of the Person seeking indemnification.

(e)       Electronic Systems.

(i) Each Loan Party agrees that Administrative Agent may, but shall not be obligated to, make Communications available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall Administrative Agent or any of its Affiliates and its and their respective directors, officers, employees, agents and advisors (collectively, the “Agent Parties”) have any liability to Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind arising out of Borrower’s, any Loan Party’s or Administrative Agent’s transmission of Communications through an Electronic System, except to the extent such damages arise from bad faith, gross negligence or willful misconduct on the part of any Agent Party as determined by a final non-appealable judgment of a court of competent jurisdiction, provided that in no event shall any Agent Party be liable for any indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise).

10.03       Attorney Costs and Expenses. Borrower agrees (a) to pay or reimburse Administrative Agent and Syndication Agent for all reasonable and documented or invoiced costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and to pay or reimburse Administrative Agent for all reasonable and documented or invoiced costs and expenses incurred in connection with the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of one counsel to Administrative Agent and Syndication Agent and (b) to pay or reimburse Administrative Agent and each Lender for all reasonable and documented or invoiced costs and expenses incurred in connection with any restructuring, reorganization (including a bankruptcy reorganization) or enforcement or attempted enforcement of, or preservation of any rights under, any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing or restructuring of any such documents in the nature of a “workout” or of any insolvency or bankruptcy proceeding, including Attorney Costs of one counsel to Administrative Agent and each Lender (and, if representation of Administrative Agent, and each Lender in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest, of another firm of counsel for such affected Person(s) (taken as a whole) and, if necessary, one firm of local counsel in any relevant local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Person(s)). The agreements in this Section shall survive repayment of all Obligations.

10.04       Binding Effect; Assignment

(a)       This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, Administrative Agent, Lenders and their respective successors and assigns, except that, Borrower may not, except as permitted by Section 7.03, assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all Lenders and any such attempted assignment shall be void. Any Lender may at any time pledge a Note or any other instrument evidencing its rights as a Lender under this Agreement (including to a Federal Reserve Bank or other central bank having jurisdiction over such Lender or, if such Lender is a fund, to any trustee or to any other representative of holders of obligations owed or securities issued by such fund as security for such obligations or securities) but no such pledge shall release such Lender from its obligations hereunder or grant to any such pledgee the rights of a Lender hereunder absent foreclosure of such pledge, and any transfer to any Person upon the enforcement of such pledge shall be subject to this Section 10.04.

(b)       From time to time following the date of this Agreement, each Lender may assign all or any portion of its rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Assignees, other than (i) Borrower and its Subsidiaries and (ii) natural persons; provided that such assignment shall be subject to Borrower’s consent (which shall not be unreasonably withheld) at all times other than during the existence of an Event of Default arising under Section 8.01(a), Section 8.01(b) or Section 8.01(i) and the consent of Administrative Agent (which consent shall not be unreasonably withheld); provided that the consent of Borrower shall not be required with respect to (x) an assignment to another Lender or any Affiliate of a Lender or (y) an assignment of Loans (but for the avoidance of doubt, not any Commitments) to any Approved Fund unless, in the cases of clauses (x) and (y), such assignment would result in the aggregate Loans and Commitments of such assignee and its Affiliates exceeding 15% of the aggregate Commitments and Loans then outstanding. No such assignment shall become effective unless and until a copy of a duly signed and completed Assignment and Assumption shall be delivered to Administrative Agent. Except in the case of an assignment (A) to another Lender or (B) of the entire remaining Commitment or Loan, as applicable, of the assigning Lender, such assignment shall be in an aggregate principal amount not less than the Minimum Amount therefor without the consent of Borrower and Administrative Agent. The effective date of any assignment shall be as specified in the Assignment and Assumption, but not earlier than the date which is five Business Days after the date Administrative Agent has received the Assignment and Assumption. Upon obtaining any consent required as set forth this paragraph, any forms required by Section 10.20 and payment of the requisite fee described below, the assignee named therein shall be a Lender for all purposes of this Agreement to the extent of the Assigned Interest (as defined in such Assignment and Assumption), and, except for rights and obligations which by their terms survive termination of any Commitments or the repayment of the Loans, the assigning Lender shall be released from any further obligations under this Agreement to the extent of such Assigned Interest. Upon request, Borrower shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender to evidence Loans made by them. Administrative Agent’s consent to any assignment shall not be deemed to constitute any representation or warranty by any Administrative Agent-Related Person as to any matter. Administrative Agent shall record the information contained in the Assignment and Assumption in the Register.

(c)       After receipt of a completed Assignment and Assumption, and receipt of an assignment fee of $3,500 from such assignee and/or such assigning Lender (including in the case of assignments to Affiliates of assigning Lenders), Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register on the effective date determined pursuant thereto.

(d)       Each Lender may from time to time, without the consent of any other Person, grant participations to one or more other Persons that are Eligible Assignees (including another Lender but excluding (x) Borrower and its Subsidiaries and (y) natural persons) in all or any portion of its Loans, Commitments, Extensions of Credit or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating bank or other financial institution shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of the increased cost provisions (including yield protection and taxes) of Section 3 (but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation) and for purposes of Section 10.06, (iv) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents; provided, however, that the assigning Lender may, in any agreement with a participant, give such participant the right to consent (as between the assigning Lender and such participant) to any matter which (A) extends the Certain Funds Termination Date or the Maturity Date as to such participant or any other date upon which any payment of money is due to such participant, (B) reduces the rate of interest owing to such participant or any fee or any other monetary amount owing to such participant (except as otherwise provided in Section 10.07(b)), or (C) reduces the amount of any scheduled payment of principal owing to such participant. Any Lender that sells a participation to any Person that is a “foreign corporation, partnership or trust” within the meaning of the Code shall include in its participation agreement with such Person a covenant by such Person that such Person will comply with the provisions of Section 10.20 as if such Person were a Lender and provide that Administrative Agent and Borrower shall be third party beneficiaries of such covenant. Each Lender that sells or grants a participation shall (a) withhold or deduct from each payment to the holder of such participation the amount of any tax required under applicable law to be withheld or deducted from such payment and not withheld or deducted therefrom by Borrower or Administrative Agent, (b) pay the tax so withheld or deducted by it to the appropriate taxing authority in accordance with applicable law and (c) indemnify Borrower and Administrative Agent for any losses, cost and expenses that they may incur as a result of any failure to so withhold or deduct and pay such tax.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Extensions of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitments, Extensions of Credit or other obligation is in registered form under Section 5f.103-1 (c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Notwithstanding anything to the contrary in this Section 10.04, (a) the written consent of Borrower (in its sole discretion) shall be required for any assignment or participation (other than assignments by a Lender to any of its Affiliates) on or prior to the Certain Funds Termination Date and any such attempted assignment or participation without the written consent of Borrower shall be null and void and (b) in connection with any assignment of Commitments on or prior to the Certain Funds Termination Date by a Lender to any of its Affiliates, the assigning Lender shall not be relieved of its obligations (as in effect immediately prior to giving effect to such assignment) to fund Loans in respect of its Commitments pursuant to this Agreement without the prior written consent of Borrower (in its sole discretion).

10.05       Set-off. Without prejudice to and subject to Section 4.04, in addition to any rights and remedies of Administrative Agent and Lenders or any assignee of any Lender or any Affiliate thereof (each, a “Proceeding Party”) provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker’s lien or otherwise, against any assets of Borrower which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations then due and payable, irrespective of whether such Proceeding Party shall have made any demand therefor. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.06       Sharing of Payments. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender receives in payment of the Obligations held by such other Lender, then, subject to applicable Laws, (a) such Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, (i) if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest and (ii) this Section 10.06 shall not apply to any payments made in accordance with the express provisions of this Agreement or the other Loan Documents. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if Lender were the original owner of the Obligation purchased.

10.07       No Waiver; Cumulative Remedies.

(a)       No failure by any Lender or Administrative Agent to exercise, and no delay by any Lender or Administrative Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(b)       The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Administrative Agent or any Lender not to require payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Administrative Agent’s or such Lender’s right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

(c)       Except with respect to Section 9.09, the terms and conditions of Section 9 are for the sole benefit of the Agents and Lenders.

10.08       Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal or unequal parts, the total amount of interest throughout the contemplated term of the Obligations.

10.09       Counterparts, Electronic Execution of Assignments and Certain Other Documents. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart of this Agreement. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Requests for Extensions of Credit, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.10       Integration. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT

ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

10.11       Nature of Lenders’ Obligations. Nothing contained in this Agreement or any other Loan Document and no action taken by Administrative Agent or Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Subsidiary or Affiliate of Borrower. Each Lender’s obligation to make any Extension of Credit pursuant hereto is several and not joint or joint and several. A default by any Lender will not increase the Commitments attributable to any other Lender.

10.12       Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, notwithstanding any investigation made by Administrative Agent or any Lender or on their behalf.

10.13       Indemnity by Borrower. Whether or not the transactions contemplated hereby are consummated, Borrower agrees to indemnify, save and hold harmless each Administrative Agent-Related Person, each other Agent, each Person identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner and each Lender and their respective Affiliates and their and their Affiliates’ respective directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower, any of its Affiliates or any of its officers or directors; (ii) any and all claims, demands, actions or causes of action arising out of or relating to the Loan Documents, the Commitments, the Loans, the use or contemplated use of the proceeds of any Extension of Credit, or the relationship of Borrower, Administrative Agent and Lenders under this Agreement; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clauses (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs (limited to one law firm for Lenders unless Lenders have differing interests or defenses that preclude the engagement of one law firm to represent Lenders)), that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, including settlement costs incurred with the prior written consent of Borrower (which consent shall not be unreasonably withheld), whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any Indemnified Liability to the extent (i) it is found by a final, non-appealable judgment of a court of competent jurisdiction to arise from (x) the bad faith, willful misconduct or gross negligence of such Indemnitee or (y) a material breach by such Indemnitee of its express obligations under this Agreement; or (ii) not resulting from an act or omission of Borrower or any of its Affiliates in respect of a claim, litigation, investigation or proceeding by one Lender against another Lender (in each case, for the avoidance of doubt, excluding each of the Agents and each Person identified on the cover page of this Agreement as a Joint Lead Arranger and Joint Bookrunner in each case in its capacity as such). In no event shall any Indemnitee be liable for any damages arising from the use by unauthorized Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons except to the extent it is found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnitee. This Section 10.13 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim. The agreements in this Section shall survive repayment of all Obligations.

10.14       Nonliability of Lenders. Borrower acknowledges and agrees that:

(a)       Any inspections of any property of Borrower made by or through Administrative Agent or Lenders are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b)       By accepting or approving anything required to be observed, performed, fulfilled or given to Administrative Agent or Lenders pursuant to the Loan Documents, neither Administrative Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Administrative Agent or Lenders;

(c)       The relationship between Borrower and Administrative Agent and Lenders is, and shall at all times remain, solely that of borrower and lenders; neither Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Administrative Agent or any Lender in connection with such matters is solely for the protection of Administrative Agent and Lenders and neither Borrower nor any other Person is entitled to rely thereon;

(d)       In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby agrees not to assert any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with the financing transactions contemplated hereby.

(e)       Administrative Agent and Lenders, and their Affiliates, may have economic interests that conflict with those of Borrower and its Affiliates; and

(f)       Neither Administrative Agent nor any Lender shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Administrative Agent and Lenders harmless from any such loss, damage, liability or claim.

10.15       No Third Parties Benefitted. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Administrative Agent and Lenders in connection with the Extensions of Credit, and is made for the sole benefit of Borrower, Administrative Agent and Lenders, Administrative Agent’s and Lenders’ successors and permitted assigns. Except as provided in Section 10.04, no other Person shall have any rights of any nature hereunder or by reason hereof.

10.16       Severability. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective and severable to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Administrative Agent, Lenders and Borrower agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid, and enforceable.

10.17       Confidentiality. Administrative Agent and each Lender shall use any confidential non-public information concerning Borrower and its Subsidiaries and Affiliates that is furnished to Administrative Agent or such Lender by or on behalf of Borrower and its Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence and will not disclose, directly or indirectly, such information to any Person, except (a) to their affiliates or any of their or their affiliates’ directors, officers, employees, auditors, counsel, advisors, or representatives (collectively, the “Representatives”) who need to know such information for the purposes set forth in this Section and who have been advised of and acknowledge their obligation to keep such information confidential and limit the use of such information in accordance with this Section, (b) to any Eligible Assignee to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential and limit the use of such Confidential Information as specified herein, (c) to any governmental agency or regulatory body (including self-regulatory bodies) having or claiming to have authority to regulate or oversee any aspect of Administrative Agent’s or such Lender’s business or that of their Representatives in connection with the exercise of such authority or claimed authority (in which case such Lender shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, use reasonable efforts to promptly notify Borrower, in advance, to the extent lawfully permitted to do so), (d) to the extent necessary or appropriate to enforce any right or remedy or in connection with any claims asserted by or against Administrative Agent or such Lender or any of their Representatives, (e) pursuant to any subpoena or any similar legal process (in which case such Lender shall use reasonable efforts to promptly notify Borrower, in advance, to the extent permitted by Law), (f) to other Lenders and (g) with the consent of Borrower. For purposes hereof, the term “Confidential Information” shall not include information that (w) pertains to this Agreement (but not any other information concerning Borrower) routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, (x) is in Administrative Agent’s or a Lender’s possession prior to its being provided by or on behalf of Borrower or any of its Subsidiaries or Affiliates, provided that such information is not known by Administrative Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, Borrower or any of its Subsidiaries or Affiliates, (y) is or becomes publicly available (other than through a breach hereof by Administrative Agent or such Lender), or (z) becomes available to Administrative Agent or such Lender on a nonconfidential basis, provided that the source of such information was not known by Administrative Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

Each of the Lenders confirms that it is aware of the terms and requirements of Practice Statement No. 25 (Debt Syndication during Offer Periods) published by the Panel on 17 June 2009. This section 10.17 is without prejudice to any undertakings or confirmations given by the Lenders to the Borrower in connection with, or for the purposes of ensuring compliance with Practice Statement No. 25 (Debt Syndication during Offer Periods).

10.18       Headings. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

10.19       Time of the Essence. Time is of the essence of the Loan Documents.

10.20       Status of Lenders and Administrative Agent. (a) (i) Each Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement, and from time to time thereafter if requested in writing by Borrower or Administrative Agent, executed originals of IRS Form W-9, or any successor form prescribed by the IRS, certifying that such Lender is exempt from U.S. federal backup withholding tax; (ii) Each Lender organized under the Laws of a jurisdiction outside the United States, on or prior to the date of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by Borrower or Administrative Agent, shall provide Borrower and Administrative Agent (but only so long as such Lender remains lawfully able to do so) with (x) IRS Form W-8BEN or W-8BEN-E, as appropriate, or any successor form prescribed by the IRS, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest, IRS Form W-8ECI, or any successor form prescribed by the IRS, certifying that the income receivable pursuant to the Loan Documents is effectively connected with the conduct of a trade or business in the United States, or IRS Form W-8EXP, or any successor form prescribed by the IRS, (y) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim an exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN or W-8BEN-E, as applicable, or any successor form prescribed by the IRS, and a certificate substantially in the form of Exhibit F-1 representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) (a “U.S. Tax Compliance Certificate”) or (z) to the extent such Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, or any successor form prescribed by the IRS, accompanied by IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner. Thereafter and from time to time, each such Person shall (i) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement, (ii) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of Lenders under this Section shall survive the payment of all Obligations and the resignation of Administrative Agent.

(b)       If a payment made to a Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Subsection 10.20(b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such form or certification to Borrower and Administrative Agent or promptly notify Borrower and Administrative Agent in writing of its legal ineligibility to do so.

(c)       The Administrative Agent shall deliver to the Borrower two executed originals of whichever of the following is applicable:

(i) if the Administrative Agent is a U.S. Person, IRS Form W-9 certifying to such Administrative Agent’s exemption from U.S. federal backup withholding or

(ii) if the Administrative Agent is not a U.S. Person,

(A) IRS Form W-8ECI with respect to payments received for its own account and

(B) IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a U.S. branch of a foreign bank or insurance company described in Regulations section 1.1441-

1(b)(2)(iv)(A) that is a participating FFI (including a reporting Model 2 FFI), registered deemed-compliant FFI (including a reporting Model 1 FFI), or NFFE that is using this form as evidence of its agreement with the withholding agent to be treated as a U.S. person with respect to any payments associated with this withholding certificate.

The Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

10.21       Removal and Replacement of Lenders.

(a)       In the event that any Lender (i) requests compensation under Sections 3.01 or 3.04, (ii) becomes a Defaulting Lender or (iii) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (in the case of this clause (iii), so long as the consent of the Required Lenders to such amendment, supplement, modification, consent or waiver has been obtained), Borrower may, upon notice to such Lender and Administrative Agent, remove or replace such Lender by (A) non-ratably terminating such Lender’s Commitment and/or (B) causing such Lender to assign its rights and obligations under this Agreement pursuant to Section 10.04(b) to one or more other Lenders or eligible assignees procured by Borrower and otherwise reasonably acceptable to Administrative Agent; provided that such assigning Lender shall have received payment of an amount equal to 100% of the outstanding principal, interest and fees owed to such Lender from the assignee Lender or Borrower or such lesser amount as may be agreed with such Lender. Borrower shall, in the case of a termination of such Lender’s Commitment and prepayment of its Loans pursuant to clause (A) preceding, (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of termination and prepayment (including any amounts payable pursuant to Section 3), except as may otherwise be agreed with such Lender and (y) release such Lender from its obligations under the Loan Documents from and after the date of termination. Borrower shall, in the case of an assignment pursuant to clause (B) preceding, cause to be paid the assignment fee payable to Administrative Agent pursuant to Section 10.04(c). Any such Lender whose Commitment or Loan is being assigned shall, upon payment of (i) all amounts owed to it pursuant to the proviso in clause (B) preceding and (ii) the assignment fee as described in the preceding sentence, be deemed to have executed and delivered an Assignment and Assumption covering such Lender’s Commitment or Loan, as applicable. Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect adjustments to the Lenders and their Commitments.

(b)       If fees cease to accrue on the unfunded portion of the Commitments of a Defaulting Lender pursuant to Section 2.14(a), such fees shall not be paid to the non-Defaulting Lenders (or replacement Lenders in respect of any fees accruing prior to such replacement Lender becoming a Lender hereunder).

(c) This Section shall supersede any provisions in Section 10.01 to the contrary.

10.22       Governing Law; Submission to Jurisdiction; Waivers.

(a)       THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)       Each party to this Agreement irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan in the City of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii) agrees that a final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other court to whose jurisdiction the applicable party is or may be subject, by suit upon judgment;

(iii) consents that any such action or proceeding may only be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address provided for in Section 10.02;

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(vi) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.22 any special, exemplary, punitive or consequential damages; provided the waiver set forth in this clause (vi) shall not affect any obligation of Borrower under Section 10.13.

10.23       Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.24       USA PATRIOT Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies Borrower and Guarantors, which information includes the name and address of Borrower and Guarantors and other information that will allow such Lender to identify Borrower and Guarantors in accordance with the PATRIOT Act.

10.25       Judgment Currency.

(a)       If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

(b)       The obligation of Borrower in respect of any sum due from it to any Lender or Agent hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to Borrower such excess.

10.26       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[REMAINDER OF PAGE INTENTIONALLY BLANK.
SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first written above.

Comcast Corporation

By:	/s/William E. Dordelman
	Name:	William E. Dordelman
	Title:	Senior Vice President and Treasurer

[Signature Page to Bridge Credit Agreement]

Bank OF AMERICA, N.A., as Administrative Agent

By:	/s/Melissa Mullis
Name:	Melissa Mullis
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/Bandon Bolio
Name:	Brandon Bolio
Title:	Director

[Signature Page to Bridge Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and Syndication Agent

By:	/s/ Nicholas Grocholski
	Name:	Nicholas Grocholski
	Title:	Director

[Signature Page to Bridge Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as a Lender

By:	/s/William O’Daly
	Name:	William O’Daly
	Title	Authorized Signatory

By:	/s/Brady Bingham
	Name:	Brady Bingham
	Title:	Authorized Signatory

[Signature Page to Bridge Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	_/s/Raymond Ventura
	Name:	Raymond Ventura
	Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/Matthew Hillman
	Name:	Matthew Hillman
	Title:	Vice President

[Signature Page to Bridge Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/Toshitake Funaki
	Name:	Toshitake Funaki
	Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/Christopher Sked
	Name:	Christopher Sked
	Title:	Managing Director

By:	/s/Karim Remtoula
	Name:	Karim Remtoula
	Title:	Vice President

[Signature Page to Bridge Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/Allan Kortan
	Name:	Allan Kortan
	Title:	Authorized Signatory

[Signature Page to Bridge Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/Savo Bozic
	Name:	Savo Bozic
	Title:	Authorized Signatory

[Signature Page to Bridge Credit Agreement]

COMMERZBANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Paolo de Alessandrini
	Name:	Paolo de Alessandrini
	Title:	Managing Director

By:	/s/Mathew Ward
	Name:	Mathew Ward
	Title:	Director

[Signature Page to Bridge Credit Agreement]

DNB CAPITAL LLC, as a Lender

By:	/s/Philip F. Kurpiewski
	Name:	Philip F. Kurpiewski
	Title:	Senior Vice President

By:	/s/ Kristi Birkeland Sorensen
	Name:	Kristi Birkeland Sorensen
	Title:	Senior Vice President

[Signature Page to Bridge Credit Agreement]

SOCIETE GENERALE, as a Lender

By:	/s/ Michael Finkelman
	Name:	Michael Finkelman
	Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ John M. DiNapoli
	Name:	John M. DiNapoli
	Title:	Senior Vice President

[Signature Page to Bridge Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Garret Komjathy
	Name:	Garret Komjathy
	Title:	Senior Vice President

[Signature Page to Bridge Credit Agreement]

Schedule A

Asset Monetization Transactions

Description:

1.	CENTAUR FUNDING CORP (Vodafone Preferred)

Schedule 2.01

Commitments

Name of Lender	Applicable Percentage	364-Day Bridge Facility Commitment
Bank of America, N.A.	17.500000000%	£2,800,000,000.00
Wells Fargo Bank, National Association	13.000000000%	£2,080,000,000.00
Credit Suisse AG, Cayman Islands Branch	9.000000000%	£1,440,000,000.00
Mizuho Bank, Ltd.	9.000000000%	£1,440,000,000.00
MUFG Bank, Ltd.	9.000000000%	£1,440,000,000.00
Sumitomo Mitsui Banking Corporation	9.000000000%	£1,440,000,000.00
BNP Paribas	5.500000000%	£880,000,000.00
Royal Bank of Canada	5.500000000%	£880,000,000.00
The Toronto-Dominion Bank, New York Branch	5.500000000%	£880,000,000.00
Commerzbank AG, New York Branch	3.400000000%	£544,000,000.00
DNB Capital LLC	3.400000000%	£544,000,000.00
Societe Generale	3.400000000%	£544,000,000.00
PNC Bank, National Association	3.400000000%	£544,000,000.00
U.S. Bank National Association	3.400000000%	£544,000,000.00
Total	100.000000000%	£16,000,000,000.00

Schedule 6.08

Unrestricted Subsidiaries

1.	Comcast Holdings Corporation and its subsidiaries (except Comcast Cable Communications, LLC and its subsidiaries)

2.	Comcast Navy Holdings, LLC and its subsidiaries, including NBCUniversal Enterprise, Inc.

3.	NBCUniversal Enterprise, Inc. (f/k/a Navy Holdings, Inc.)

4.	Comcast Contribution Holdings, LLC and its subsidiaries

5.	Comcast Navy Contribution, LLC and its subsidiaries

a.	NBCUniversal, LLC and its subsidiaries (except for NBCUniversal Media, LLC)

6.	Comcast Navy Acquisition, LLC and its subsidiaries

7.	Comcast CSA Holdings, LLC and its subsidiaries

8.	NBCUniversal Asia, LLC and its subsidiaries (Universal Studios Japan)

9.	Subsidiaries of Universal City Studios Productions LLLP that are solely and specifically related to Comcast’s ownership and development of a theme park in Beijing China and all of their current and future subsidiaries. Those entities existing as of the date hereof are: (i) Universal Studios Recreation China Planning Services LLC, (ii) Universal Beijing WFOE Holding LLC, (iii) Universal Beijing Servicer Holding LLC, (iv) Universal Beijing Development Services LLC, (v) Universal Beijing Owner Holding LLC and (vi) Universal Beijing Services LLC

10.	AWTV, LLC and its subsidiaries

Note: “subsidiaries” includes all current and future subsidiaries

Schedule 10.02

Addresses for Notices

If to Borrower, to:

Comcast Corporation
One Comcast Center
Philadelphia, PA 19103

Attention:	General Counsel
Telephone:	(215) 286-7564
Facsimile:	(215) 286-7794
E-mail:	corporate_legal@comcast.com

If to Administrative Agent, to:

Administrative Agent’s Office:

(for payments and Requests for Credit Extensions):

Bank of America, N.A., as Administrative Agent

Building C, TX2-984-03-23

2380 Performance Drive

Richardson, TX 75082

Attention: Jared McClure

Tel: 469-201-4418

Facsimile: 214-290-9413

Email: jared.l.mcclure@baml.com

Other Notices as Administrative Agent:

Bank of America, N.A., as Administrative Agent

900 W. Trade St., 6th Floor

NC1-026-06-03

Charlotte, NC 28255

Attention: Melissa Mullis

Tel: 980-386-9372

Facsimile: 704-409-0617

Email: melissa.mullis@baml.com

EXHIBIT A

FORM OF GUARANTEE AGREEMENT

[Attached]

GUARANTEE AGREEMENT

made by

COMCAST CABLE COMMUNICATIONS, LLC

NBCUNIVERSAL MEDIA, LLC

and the other Subsidiaries from time to time parties hereto

in favor of

BANK OF AMERICA, N.A. as Administrative Agent

Dated as of April 25, 2018

TABLE OF CONTENTS

Page

Section 1 DEFINED TERMS	1
1.01. Definitions	1
1.02. Other Definitional Provisions	2
Section 2 GUARANTEE	2
2.01. Guarantee	2
2.02. Right of Contribution	3
2.03. No Subrogation	3
2.04. Amendments, etc. with respect to the Borrower Obligations	4
2.05. Guarantee Absolute and Unconditional	4
2.06. Reinstatement	5
2.07. Payments	5
Section 3 MISCELLANEOUS	5
3.01. Amendments in Writing	5
3.02. Notices	5
3.03. No Waiver by Course of Conduct; Cumulative Remedies	5
3.04. Enforcement Expenses; Indemnification	6
3.05. Successors and Assigns	6
3.06. Set-Off	6
3.07. Counterparts	6
3.08. Severability	7
3.09. Section Headings	7
3.10. Integration	7
3.11. GOVERNING LAW	7
3.12. Submission To Jurisdiction; Waivers	7
3.13. Acknowledgements	8
3.14. Additional Guarantors	8
3.15. WAIVER OF JURY TRIAL	8

SCHEDULES
Schedule 1	Notice Addresses
ANNEXES
Annex 1	Form Assumption Agreement

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of April 25, 2018, made by each of the signatories hereto, in favor of BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the 364-Day Bridge Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among COMCAST CORPORATION, a Pennsylvania corporation (the “Borrower”), the Lenders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each Guarantor;

WHEREAS, the Borrower and Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

SECTION 1

DEFINED TERMS

1.01       Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)       The following terms shall have the following meanings:

“Agreement”: this Guarantee Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans made to the Borrower and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans made to it and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the

Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each of the signatories hereto and the other entities that may become a party hereto as provided herein (in each case, unless released pursuant to the terms of the Loan Documents).

“Obligations”: in the case of each Guarantor, its Guarantor Obligations.

1.02       Other Definitional Provisions. v) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)       The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2

GUARANTEE

2.01       Guarantee. (a) Subject to the provisions of Section 2.01(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b)       Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents in its capacity as Guarantor shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.02).

(c)       Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)       The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than contingent indemnification and expense reimbursement obligations) and all Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from the Borrower Obligations.

(e)       No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations (other than contingent indemnification and expense reimbursement obligations) are paid in full and all Commitments are terminated.

2.02       Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. For purposes of this Section 2.02, “proportionate share” means, as to any Guarantor, a fraction the numerator of which shall be the net worth of such Guarantor and the denominator of which shall be the aggregate net worth of all Guarantors. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.03. The provisions of this Section 2.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

2.03       No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations (other than contingent indemnification and expense reimbursement obligations) are paid in full and all Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations (other than contingent indemnification and expense reimbursement obligations) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such

Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.04       Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.05       Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the

Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.06       Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.07       Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the currency otherwise required pursuant to the terms of the Credit Agreement at the Administrative Agent’s Office.

SECTION 3

MISCELLANEOUS

3.01       Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.

3.02       Notices. All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

3.03       No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 3.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

3.04       Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, but solely to the extent such costs and expenses would be reimbursable by the Borrower pursuant to Section 10.03 of the Credit Agreement.

(b)       Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.03 of the Credit Agreement.

(c)       The agreements in this Section 3.04 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

3.05       Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement (except pursuant to a merger, consolidation or similar transaction permitted by the Credit Agreement) without the prior written consent of the Administrative Agent.

3.06       Set-Off. Each Guarantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 3.06 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

3.07       Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including in “.pdf” form), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

3.08       Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.09       Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

3.10       Integration. This Agreement and the other Loan Documents represent the agreement of the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

3.11       GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3.12       Submission To Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a)       submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan in the City of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)       agrees that a final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other court to whose jurisdiction the applicable party is or may be subject, by suit upon judgment;

(c)       consents that any such action or proceeding may only be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(d)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 3.02 hereof or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(e)       agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(f)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided that the waiver set forth in this clause (f)

shall not affect any obligation of the Borrower or any Guarantor under Section 3.04 of this Agreement.

3.13       Acknowledgements. Each Guarantor hereby acknowledges that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)       neither the Administrative Agent nor any Lender shall be deemed to be in an advisory, fiduciary or agency relationship with any Guarantor or any of their Affiliates or have a fiduciary or other implied duty to any Guarantor or any of their Affiliates arising out of or in connection with this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.

3.14       Additional Guarantors. Each Subsidiary of the Borrower that executes and delivers an Assumption Agreement in the form of Annex 1 hereto shall become a Guarantor for all purposes of this Agreement, subject in all respects to the provisions of Section 6.08 and 6.10 of the Credit Agreement, which govern the release of Guarantors from this Agreement. If any Person shall be released as a Guarantor pursuant to Section 6.08 or 6.10 of the Credit Agreement (as applicable), such Person shall immediately and automatically, without need for further action, cease to be a Guarantor hereunder and shall be, and shall be deemed to be, released from all obligations under and in respect of this Agreement. In connection with the release of any Person as a Guarantor, the Administrative Agent agrees, and the Lenders authorize the Administrative Agent, to execute and deliver documents reasonably requested to evidence such release.

3.15       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee Agreement to be duly executed and delivered as of the date first above written.

COMCAST CABLE COMMUNICATIONS, LLC

By:
Name:
Title:

NBCUNIVERSAL MEDIA, LLC

By:
Name:
Title:

[Signature Page – Guarantee Agreement – Bridge Loan Credit Agreement]

Accepted and agreed as of the date first written above: BANK OF AMERICA, N.A.

By:
Name:
Title:

[Signature Page – Guarantee Agreement – Bridge Loan Credit Agreement]

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

c/o Comcast Corporation
One Comcast Center
Philadelphia, PA 19103

Attention:	General Counsel
Telephone:	(215) 286-7564
Facsimile:	(215) 286-7794
E-mail:	corporate_legal@comcast.com

Annex 1 to
Guarantee Agreement

ASSUMPTION AGREEMENT, dated as of ________________, 201_, made by ______________________________ (the “Additional Guarantor”), in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, COMCAST CORPORATION (the “Borrower”), the Lenders and the Administrative Agent are parties to that certain 364-Day Bridge Credit Agreement, dated as of April 25, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Guarantor) have entered into the Guarantee Agreement, dated as of April 25, 2018 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Administrative Agent for the benefit of the Lenders; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1.       Guarantee Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 3.14 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 1 to the Guarantee Agreement.

2.       Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

Annex 1-A to
Assumption Agreement

Supplement to Schedule 1

NOTICE ADDRESS[ES] OF ADDITIONAL GUARANTOR[S]

EXHIBIT B

[FORM OF]

REQUEST FOR EXTENSION OF CREDIT

Date: ______________, 20__

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain 364-Day Bridge Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) dated as of April 25, 2018, among Comcast Corporation, a Pennsylvania corporation (“Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other agents party thereto.

The undersigned Responsible Officer hereby requests (select one):

[__] A Borrowing of Loans
[__] A Continuation of Loans

1.       On ___________________________ (a Business Day).

2.       Denominated in Sterling:

In the amount of £ ___________________________.

Comprised of Eurodollar Rate Loans.

3.    With an Interest Period of ___ months1 (or ___ days, if for an Interest Period of less than one month).

The foregoing request complies with the requirements of Section 2 of the Credit Agreement. If the requested Extension of Credit is a Borrowing of Loans, the undersigned hereby certifies that the following statements will be true on the date of the requested Extension of Credit:

(a)       No Major Event of Default has occurred and is continuing or would result from the proposed Extension of Credit to be made on such date.

1 One, two, three, six, or if agreed to by each Lender, twelve months.

2

COMCAST CORPORATION

By:
Name:
Title:

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

Certificate Date: _____________, 20__

Financial Statement Date: _____________, 20__

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain 364-Day Bridge Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) dated as of April 25, 2018, among Comcast Corporation, a Pennsylvania corporation (“Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other agents party thereto.

The undersigned Responsible Officer hereby certifies as of the date hereof that he or she is the _____________ of Borrower, and that, as such, he or she is authorized to execute and deliver this Certificate to Administrative Agent on behalf of Borrower, and that:

[Use following for fiscal year-end financial statements]

1.       Attached hereto as Annex 1 are the year-end audited financial statements of Borrower and its consolidated Subsidiaries required by Section 6.01(a) of the Credit Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of independent certified public accountants required by such section.

[Use following for fiscal quarter-end financial statements]

1.       Attached hereto as Annex 1 are the unaudited financial statements of Borrower and its consolidated Subsidiaries required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of Borrower and its consolidated Subsidiaries in accordance with GAAP as at such date and for such periods, subject only to pro forma adjustments and normal year-end audit adjustments.

2.       The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his supervision, a detailed review of the transactions and conditions (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3.       A review of the activities of Borrower during such fiscal period has been made under my supervision with a view to determining whether during such fiscal period Borrower performed and observed its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4.       The financial covenant analyses and information set forth on Annex 2 attached hereto are true and accurate. Such analyses and information set forth the necessary adjustments to exclude the Indebtedness and EBITDA attributed to Unrestricted Subsidiaries and give pro forma effect (in accordance with Section 1.07 of the Credit Agreement) to Material Acquisitions and Material Dispositions made during the period covered thereby.

2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first above written.

COMCAST CORPORATION

By:
Name:
Title:

3

ANNEX 1 TO COMPLIANCE CERTIFICATE

FINANCIAL STATEMENTS OF BORROWER AND ITS SUBSIDIARIES

[Attached]

ANNEX 2 TO COMPLIANCE CERTIFICATE

FINANCIAL COVENANT ANALYSES AND INFORMATION

[Set forth detailed calculations]

EXHIBIT D

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the 364-Day Bridge Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Notwithstanding anything to the contrary in this Assignment and Assumption, the Assignor acknowledges and agrees that in connection with any assignment of Commitments on or prior to the Certain Funds Termination Date by a Lender to any of its Affiliates, the Assignor shall not be relieved of its obligations (as in effect immediately prior to giving effect to such assignment) to fund Loans in respect of its Commitments pursuant to the Credit Agreement without the prior written consent of Borrower (in its sole discretion).

1.	Assignor:

2.	Assignee:

3.	Borrower(s):

4.	Administrative Agent:	Bank of America, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The 364-Day Bridge Credit Agreement dated as of April 25, 2018 among Comcast Corporation, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, and the other agents party thereto

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	£	£	%
	£	£	%
	£	£	%

Effective Date: ______________, 20_--_ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Remainder of page intentionally left blank]

2 Fill in either “Commitments” or “Loans”.

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By
Title:

Consented to:[4]

COMCAST CORPORATION,
as Borrower

By
Title:

4 Must be included for assignments on or prior to the Certain Funds Termination Date (other than assignments by a Lender to any of its affiliates) (see Section 10.04 of the Credit Agreement). After the Certain Funds Termination Date, include if Borrower consent is required under the terms of Section 10.04(b) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

364-Day Bridge Credit Agreement dated as of April 25, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Comcast Corporation, a Pennsylvania corporation (“Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, and Bank of America, N.A., as administrative agent (in such capacity, “Administrative Agent”), and the other agents party thereto.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender (including that it be an Eligible Assignee and that it otherwise satisfy the requirements set forth in Section 10.04 of the Credit Agreement), (iii) it is capable of extending credit in all Alternative Currencies provided for under the Credit Agreement, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender and (vi) if it is a foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, Section 10.20), duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

[RESERVED]

EXHIBIT F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain 364-Day Bridge Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) dated as of April 25, 2018, among Comcast Corporation, a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and the other agents party thereto.

Pursuant to the provisions of Section 10.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain 364-Day Bridge Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) dated as of April 25, 2018, among Comcast Corporation, a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and the other agents party thereto.

Pursuant to the provisions of Section 10.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain 364-Day Bridge Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) dated as of April 25, 2018, among Comcast Corporation, a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and the other agents party thereto.

Pursuant to the provisions of Section 10.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain 364-Day Bridge Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) dated as of April 25, 2018, among Comcast Corporation, a Pennsylvania corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and the other agents party thereto.

Pursuant to the provisions of Section 10.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT G

FORM OF

TARGET ACQUISITION CERTIFICATE

[ ], 2018

Reference is made to that certain 364-Day Bridge Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”); the terms defined therein being used herein as therein defined) dated as of April 25, 2018, among Comcast Corporation, a Pennsylvania corporation (“Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other agents party thereto. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement.

I, [NAME], Responsible Officer of Borrower, do hereby certify, in my capacity as a Responsible Officer and not in my individual capacity and without personal liability, that all conditions to the consummation of the Target Acquisition have been satisfied, treated as satisfied or waived in accordance with Section 7.07(a) of the Credit Agreement (other than, for the avoidance of doubt, any condition to any Offer or Scheme requiring that the Target Acquisition has been completed).

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this certificate on the date first above written.

By:
Name:
Title:

[Signature Page to Target Acquisition Certificate]